Exhibit 10.1

CONFIDENTIAL TREATMENT REQUESTED

UNDER 17 C.F.R §§ 200.80(b)4, AND 240.24b-2

Execution Version

LICENSE AND RESEARCH AGREEMENT

This License and Research Agreement (together with all Exhibits, Schedules and other attachments hereto, this “Agreement”), is dated as of the 7th day of January, 2008 (the “Execution Date”), by and between Genzyme Corporation, a Massachusetts corporation (“Genzyme”) and Isis Pharmaceuticals, Inc., a Delaware corporation (“Isis”).  Genzyme and Isis each may be referred to herein individually as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, simultaneously with this Agreement, Isis and Genzyme will enter into that certain Stock Purchase Agreement of even date herewith in the form attached hereto as Exhibit A (the “Stock Purchase Agreement”) pursuant to which Genzyme is purchasing the Shares;

WHEREAS, Isis possesses certain intellectual property with respect to certain oligonucleotide-based therapeutic compounds;

WHEREAS, Isis desires to grant to Genzyme, and Genzyme desires to obtain, a license under certain Isis intellectual property to advance mipomersen, formerly known as ISIS 301012, and related compounds targeting apoB, through human clinical trials and ultimately commercialize it as a product; and

WHEREAS, Isis and Genzyme desire to enter into a research agreement under which Isis will conduct research related to certain gene targets selected by Genzyme.

NOW, THEREFORE, in consideration of the Parties’ willingness to enter into the Stock Purchase Agreement and the respective covenants, representations, warranties and agreements set forth herein, the Parties hereto agree as follows:

ARTICLE 1.
DEFINITIONS

For purposes of this Agreement, the following capitalized terms will have the following meanings.  Capitalized terms used without definition in this Agreement will have the meanings ascribed to them in the Product Term Sheet and the Research Term Sheet.

1.1.                              “AAA” has the meaning set forth in Section 6.2.2 (Binding Arbitration With Respect to Agreement Terms).

1.2.                              “Action” has the meaning set forth in Section 6.3.1 (Jurisdiction).

1.3.                              “Additional Third Party Agreement” has the meaning set forth in Section 2.1.6 (Additional Rights after Effective Date).

1.4.                              “Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity. For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the actual power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.  In addition, [***] will not be considered an Affiliate of Isis.

1.5.                              “apoB” means apolipoprotein B.

1.6.                              “Bankruptcy Code” has the meaning set forth in Section 8.14 (Rights in Bankruptcy).

1.7.                              “Confidential Information” has the meaning set forth in Section 8.1.1 (Non-Disclosure).

1.8.                              “Control” or “Controlled” means, with respect to any Know-How, Patent or other intellectual property right or Regulatory Materials, possession by a Party (including its Affiliates) of the right (whether by ownership, license or otherwise) to grant to the other Party a license or a sublicense under such Know-How, Patent or other intellectual property right or access to Regulatory Materials without violating the terms of any agreement or other arrangement with any Third Party.

1.9.                              “Diligence Period” means the period beginning on the Execution Date and ending on the earlier of (a) the date that is [***] after the Execution Date or (b) the date the Parties enter into the More Detailed Product Agreement.  The Parties’ goal is to conclude diligence and enter into the More Detailed Product Agreement by [***].

1.10.                        “Disclosure Schedule” means the schedule (dated as of the Execution Date and updated pursuant to Section 5.4 (Right to Update Disclosure Schedule Prior to Effective Date)) delivered by Isis to Genzyme that includes exceptions to Isis’ representations and warranties in Section 5.2 (Product Representations and Warranties) and Section 5.3 (Research Representations and Warranties) hereof.

1.11.                        “Dispute” has the meaning set forth in Section 6.1.1 (Escalation).

1.12.                        “Effective Date” has the meaning set forth in Section 7.1.2 (Effective Date).

1.13.                        “Encumbered Follow-On Product” has the meaning set forth in Section 2.2 (Follow-On Product).

1.14.                        “Executives” has the meaning set forth in Section 6.1.1 (Escalation).

1.15.                        “Follow-On Product” means all pharmaceutical compositions, formulations, dosage forms, delivery systems and presentations that contain [***] (alone or with other active ingredients) other than Mipomersen.

1.16.                        “Follow-On Product Encumbrances” has the meaning set forth in Section 2.2.2.

1.17.                        “General Representations and Warranties” has the meaning set forth in Section 5.1 (Representations and Warranties of Both Parties).

1.18.                        “HSR” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

1.19.                        “In-Licensed Third Party IP” means Patents or Know-How Controlled by Isis that are in-licensed by Isis pursuant to a Third Party Agreement.

1.20.                        “Isis Core Technology Patents” means all Patents, other than the Product-Specific Patents or Isis Manufacturing and Analytical Patents, Controlled by Isis or any of its Affiliates as of the Execution Date hereof or during the term of the Product License that are necessary or useful for the development and commercialization of Product, including the Patents identified on Schedule 1.20.

1.21.                        “Isis Manufacturing and Analytical Know-How” means Know-How other than Product Know-How Controlled by Isis or its Affiliates as of the Execution Date hereof or during the term of the Product License that relates to the synthesis or analysis of Products independent of sequence or chemical modification.

1.22.                        “Isis Manufacturing and Analytical Patents” means Patents Controlled by Isis or its Affiliates as of the Execution Date hereof or during the term of the Product License that claim methods and materials used in the synthesis or analysis of Products independent of sequence or chemical modification, including the Patents identified on Schedule 1.22.  Isis Manufacturing and Analytical Patents do not include the Product-Specific Patents and the Isis Core Technology Patents.

1.23.                        “Isis Manufacturing and Analytical Technology” means the Isis Manufacturing and Analytical Know-How and Isis Manufacturing and Analytical Patents solely to the extent necessary or useful to manufacture a Product.(1)

1.24.                        “Know-How” means technical information and materials, including technology, software, instrumentation, devices, data, compositions, formulas, biological materials, assays, constructs, compounds, discoveries, inventions, procedures, processes, practices, protocols, methods, techniques, results of experimentation or testing, knowledge, trade secrets, skill and experience, whether or not patentable or copyrightable.

1.25.                        “Licensed IP” means the Licensed Patents, the Product Know-How and the Isis Manufacturing and Analytical Know-How; provided, however, that (a) for any such Know-How or Patent that becomes Controlled by Isis after the Execution Date pursuant to an Additional Third Party Agreement, the provisions of Section 2.1.6 (Additional Rights after Effective Date) will govern whether such Know-How or Patent will be

(1) As part of its collaboration with other pharmaceutical partners, Isis has an arrangement where Isis can share manufacturing technology improvements made by such pharmaceutical partners with other Third Parties so long as such Third Parties similarly agree to share their manufacturing technology improvements.  Genzyme may decide to participate in this arrangement if Genzyme wishes.

included as Licensed IP, and (b) with respect to any Follow-On Product, the provisions of Section 2.2 (Follow-On Product) will govern the extent to which In-Licensed Third Party IP will be included in Licensed IP.

1.26.                        “Licensed Patent(s)” means the Product-Specific Patents, Isis Core Technology Patents and the Isis Manufacturing and Analytical Patents.

1.27.                        “Mipomersen” means mipomersen sodium, formerly known as ISIS 301012.

1.28.                        “More Detailed Product Agreement” has the meaning set forth in Section 2.1.2 (More Detailed Product Agreement).

1.29.                        “More Detailed Research Agreement” has the meaning set forth in Section 2.3 (Research Option Agreement).

1.30.                        “Patent(s)” means (a) patents and patent applications in any country or jurisdiction, (b) all priority applications, divisionals, continuations, substitutions, and continuations-in-part of any of the foregoing, and (c) all patents issuing on any of the foregoing patent applications, together with all registrations, reissues, renewals, re-examinations, confirmations, supplementary protection certificates, and extensions of any of (a), (b) or (c).

1.31.                        “Permitted Licenses” means licenses granted by Isis after the Execution Date to any Third Party under the Isis Core Technology Patents or the Isis Manufacturing and Analytical Technology (but not under the Product-Specific Patents or for use of [***] to (a) use oligonucleotides (or supply oligonucleotides to end users) in quantities not to exceed [***](2) per oligonucleotide per end user solely to conduct Pre-Clinical Research, or (b) enable such Third Party to [***], where such Third Party is primarily engaged in providing contract manufacturing or services and is not engaged in drug discovery, development or commercialization.  Notwithstanding the foregoing, Permitted Licenses do not include any licenses that allow (i) a Third Party to make, use or sell an oligonucleotide having the same [***] as a Product or Isis’ preferred [***], (ii) a Third Party to manufacture any nucleic acid that [***] apoB that will be incorporated into a therapeutic product for use in human clinical trials or for commercial sale or (iii) Isis to directly supply to a Third Party any [***] apoB.

1.32.                        “Pre-Clinical Research” means pre-clinical research including gene function, gene expression and target validation research using cells and animals, which may include small pilot toxicology studies but excludes pharmacokinetic and toxicology studies

(2) Quantity subject to confirmation by the Parties during the Diligence Period.

required to meet the regulations for filing an IND, clinical development and commercialization.

1.33.                        “Product” means all pharmaceutical compositions, formulations, dosage forms, delivery systems and presentations that contain Mipomersen or any Follow-On Product, including all pharmaceutically acceptable salts, solvates, hydrates, hemihydrates, metabolites, pro-drug forms, stereoisomers, enantiomers, racemates and all optically active forms thereof.

1.34.                        “Product Know-How” means Know-How Controlled by Isis on the Execution Date or during the term of the Product License relating to or otherwise necessary for the development and commercialization of Product.  Product Know-How does not include the Isis Manufacturing and Analytical Know How.

1.35.                        “Product License” has the meaning set forth in Section 2.1 (Grant).

1.36.                        “Product Representations and Warranties” has the meaning set forth in Section 5.2 (Product Representations and Warranties).

1.37.                        “Product-Specific Patents” means Patents Controlled by Isis or any of its Affiliates as of the Execution Date and during the term of the Product License claiming or covering (a) [***] apoB; (b) the sequence of apoB; (c) the specific composition of matter of a Product; and (d) methods of using Product as a therapeutic, methods of using Product to modulate apoB, and methods of using the product to inhibit expression of apoB, including the Patents identified on Schedule 1.37; provided, however, that if a Patent satisfies the criteria set forth above but also applies to gene targets other than apoB, such Patent will be considered an Isis Core Technology Patent.

1.38.                        “Product Term Sheet” means the term sheet attached hereto as Exhibit B.

1.39.                        “Regulatory Materials” means any regulatory submissions, notifications, registrations, approvals and/or other filings and correspondence made to or with a regulatory authority in any country or jurisdiction in the Territory, and any other records required to be maintained for possible audit by a regulatory authority that may be necessary or useful to develop, manufacture, market, sell or otherwise commercialize Product in the Territory.

1.40.                        “Research Option Agreement” has the meaning set forth in Section 2.3 (Research OptionAgreement).

1.41.                        “Research Term Sheet” means the term sheet attached hereto as Exhibit C.

1.42.                        “SEC” means Securities and Exchange Commission.

1.43.                        “Shares” means the shares of Isis’ Common Stock purchased by Genzyme pursuant to the Stock Purchase Agreement.

1.44.                        “Territory” means worldwide.

1.45.                        “Third Party” means a person or entity other than the Parties and their respective

Affiliates.

1.46.                        “Third Party Agreement” means any agreements pursuant to which Isis obtains rights applicable to the development or commercialization of Product or Follow-On Product.

ARTICLE 2.
LICENSE AND RESEARCH AGREEMENTS

2.1.                              Product License.

2.1.1.                     Grant.  Isis hereby grants to Genzyme an exclusive license, (with the limited right to sublicense as set forth in Section 2.1.3 (Limited Right to Sublicense)), under the Licensed IP to research, develop, make, have made, use, sell, offer for sale, have sold, import and export Products in the Territory for therapeutic purposes on the terms and conditions set forth in the Product Term Sheet and this Agreement (the “Product License”).  Notwithstanding the foregoing, (a) the exclusive license to the Isis Core Technology Patents will be subject to the licenses granted by Isis to Third Parties identified on Schedule 2.1.1 and Isis’ right to grant Permitted Licenses, and (b) with respect to any Follow-On Product, the provisions of Section 2.2 (Follow-On Product) will govern the extent to which In-Licensed Third Party IP is included within Licensed IP.

2.1.2.                     More Detailed Product Agreement.  The Parties agree that the Product Term Sheet and this Agreement contain all material terms of the Product License and will form a legally binding and enforceable license and co-development agreement without need for execution of further documentation or any further action by any Party.  The Parties also recognize that it may be desirable to agree upon other more detailed customary terms and conditions with respect to the Product License.  Accordingly, as soon as reasonably practicable after the Effective Date, the Parties will negotiate and enter into a more detailed written license and co-development agreement that will include the terms set forth in the Product Term Sheet and any additional terms and conditions that are customary and reasonable for agreements of this type that may be agreed to by the Parties, including provisions relating to intellectual property ownership, prosecution and enforcement, regulatory interactions and approvals, term and termination, indemnification and confidentiality (the “More Detailed Product Agreement”).

2.1.3.                     Limited Right to Sublicense.

(a)                                  The licenses granted to Genzyme under the Licensed IP are sublicensable only in connection with a sublicense of a Product to any Affiliate of Genzyme or to any Third Party, in each case for the continued research, development or commercialization of such Product in accordance with the terms of the Product License.

(b)                                 Notwithstanding the foregoing, the licenses granted to Genzyme under the Isis Manufacturing and Analytical Technology are sublicensable to a Third Party [***] only upon the mutual agreement of the Parties.

2.1.4.                     Upfront License Fee.  Provided that this Agreement and the Product License have become effective and neither has not been terminated, Genzyme will pay to Isis the upfront license fee specified in the Product Term Sheet upon five (5) business days after the earlier of (a) expiration of the Diligence Period or (b) the Parties enter into the More Detailed Product Agreement.

2.1.5.                     Access.  Isis will afford to Genzyme and its representatives reasonable access to and copies of all information (including reasonable access to knowledgeable employees and representatives of Isis to discuss such information) within the possession or control of Isis or any of its Affiliates pertaining to the development of the Product and the Licensed IP, including all Regulatory Materials related to the Product.

2.1.6.                     Additional Rights after Effective Date.  After the Execution Date, Isis may wish to in-license or acquire rights to Know-How or Patents Controlled by Third Parties (such a Third Party in-license or acquisition agreement being an “Additional Third Party Agreement”) which, if so licensed or acquired, may be included in the Licensed IP licensed to Genzyme under Section 2.1.1.  In such event (and to the extent permitted by Isis’ confidentiality agreement with the applicable Third Party), Isis will notify Genzyme regarding the nature of the technology and status of negotiations related to the Additional Third Party Agreement through the JDC.  Once Isis has executed such Additional Third Party Agreement, Isis will offer such Third Party Patents or Know-How to Genzyme (which offer will include a description of the payments paid or potentially payable by Isis thereunder).  At such time, if Genzyme wishes to include such Third Party Patents or Know-How under the licenses granted under Section 2.1.1, Genzyme will notify Isis of its desire to do so and the Parties will fairly and in good faith allocate upfront payments or ongoing payment obligations between Products and compounds that are not Products and other Isis licensees, if appropriate.  As part of this allocation process, Isis will share with Genzyme, in reasonable detail, the assumptions and methodology Isis used to create the proposed allocation.  If Genzyme does not agree to reimburse Isis for the amount of any upfront or similar acquisition payments fairly allocated to Product, and to be responsible for the payment of its share of any upfront, milestone and royalty payments, then the Know-How or Patents acquired or in licensed by Isis under the Additional Third Party Agreement will not be considered Licensed IP licensed to Genzyme under the Product License.  When Genzyme pays its share of any upfront, milestone and royalty payments assumed by Genzyme under this Section 2.1.6, such payments will be considered Program Costs for the applicable Product.

2.2.                              Follow-On Product.  The Parties contemplate that after the Effective Date Genzyme, either on its own or in collaboration with Isis, may wish to research, develop and commercialize Follow-On Products.  The scope of the In-Licensed Third Party IP included in Licensed IP under the Product License with respect to such Follow-On Products will be determined in accordance with the procedures set forth in this Section 2.2.  At the time Genzyme intends to designate a Follow-On Product as a development candidate, Genzyme will notify Isis in writing of such intention and will describe in reasonable detail the applicable Follow-On Product.  Subject to Section 2.1.6 (Additional Rights after Effective Date), if a Follow-On Product utilizes any In-Licensed Third Party IP (an “Encumbered Follow-On Product”), such In-Licensed Third Party IP will be included in Licensed IP only to the extent set forth below:

2.2.1.                     If the applicable Third Party Agreement contains a contractual obligation that would preclude Isis from including such In-Licensed Third Party IP in Licensed IP  with respect to such Encumbered Follow-On Product, then the In-Licensed Third Party IP that is the subject of such Third Party Agreement will not be included in Licensed IP.

2.2.2.                     If the applicable Third Party Agreement contains any potential encumbrances known by Isis and related to the potential Follow-On Product, including field or territory restrictions, covenants, or milestones, royalty, sublicense revenue or other payments (“Follow-On Product Encumbrances”), Isis will fully disclose to Genzyme such Follow-On Product Encumbrances and, if Genzyme agrees in writing to assume the Follow-On Product Encumbrances (with any payments being included in Program Costs for such Encumbered Follow-On Product), then the In-Licensed Third Party IP that is the subject of such Third Party Agreement will be included in Licensed IP.

2.2.3.                     If the applicable Third Party Agreement does not contain the obligations or encumbrances described in Sections 2.2.1 and 2.2.2 above, the In-Licensed Third Party IP that is the subject of such Third Party Agreement will automatically be included in Licensed IP.

2.2.4.                     If the applicable Third Party Agreement is or was also applicable to Mipomersen, then the In-Licensed Third Party IP that is the subject of such Third Party Agreement will automatically be included in the Licensed IP to the extent that (a) the terms of such Third Party Agreement do not preclude Isis from including it and (b) Genzyme agrees in writing to assume any applicable Follow-On Product Encumbrances associated with such Third Party Agreement.

2.2.5.                     Each time the Parties complete the process set forth above, Isis will update the schedules relating to Licensed Patents and Third Party Agreements, and Schedule 2.1.1 as appropriate.

2.3.                              Research Option Agreement.  Isis and Genzyme hereby enter into a research agreement under which Isis will perform research on the terms and conditions set forth in the Research Term Sheet (the “Research Option Agreement”).  The Parties agree that the Research Term Sheet and this Agreement contain all material terms of the Research Option Agreement and will form a legally binding and enforceable research agreement, without need for execution of further documentation or any further action by any Party.  The Parties also recognize that it may be desirable to agree upon other more detailed customary terms and conditions with respect to the Research Option Agreement.  Accordingly, as quickly as practicable following the Effective Date, the Parties will negotiate and enter into a more detailed research agreement that will include the terms set forth in the Research Term Sheet and any additional terms and conditions that are customary and reasonable for agreements of this type that may be agreed to by the Parties, including provisions relating to intellectual property ownership, prosecution and enforcement, regulatory matters, term and termination, indemnification and confidentiality (the “More Detailed Research Agreement”).

ARTICLE 3.
NON-COMPETE

3.1.                              Product.  During the term of the Product License, Isis and its Affiliates will not, directly or indirectly, and will not collaborate with, license or otherwise authorize any Third Party to, research, develop or commercialize any [***] apoB, except pursuant to (a) the agreements identified on Schedule 2.1.1, as they exist on the Execution Date, (b) Permitted Licenses, or (c) this Agreement, including the Product License, and the More Detailed Product Agreement.

ARTICLE 4.
[RESERVED]

ARTICLE 5.
REPRESENTATIONS AND WARRANTIES

5.1.                              Representations and Warranties of Both Parties.  Each Party hereby represents and warrants to the other Party as of both the Execution Date and Effective Date (collectively, the “General Representations and Warranties”) that:

5.1.1.                     it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation;

5.1.2.                     it has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and that it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder;

5.1.3.                     the execution and delivery of this Agreement, the Product License and the Research Option Agreement and the performance of such Party’s obligations hereunder do not conflict with or violate any requirement of applicable law or any provision of its articles of incorporation or similar organizational documents, its bylaws, or the terms or provisions of any agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; and

5.1.4.                     this Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

5.2.                              Product Representations and Warranties.  Isis represents and warrants to Genzyme that the statements contained in this Section 5.2 (the “Product Representations and Warranties”) are true and correct as of the Execution Date and will be true as of the Effective Date, as though made as of the Effective Date, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular section in the Disclosure Schedule attached hereto as Exhibit D that corresponds to the particular section number in this Agreement:

5.2.1.                     Schedule 1.20, Schedule 1.22, and Schedule 1.37 set forth true, correct and complete lists of all Isis Core Technology Patents, Isis Manufacturing and Analytical Patents, and Product-Specific Patents, respectively, and all Licensed Patents used in the development or commercialization of Mipomersen and existing as of the Execution Date and indicates whether each such Patent is owned by Isis or licensed by Isis from a Third Party and if so, identifies the licensor or sublicensor from which the Patent is licensed.

5.2.2.                     A true, correct and complete list of any Third Party Agreements related to Mipomersen is set forth on Schedule 5.2.2.

5.2.3.                     With respect to all Product-Specific Patents, and all Licensed IP used in the development or commercialization of Mipomersen, Isis has the sufficient legal and/or beneficial title and ownership or rights to grant the Product License to Genzyme and the grant of the Product License to Genzyme does not violate the terms of any Third Party Agreement or any other agreement Isis has with a Third Party.

5.2.4.                     Each of the Product-Specific Patents, and each of the Licensed Patents used in the development or commercialization of Mipomersen properly identifies each and every inventor of the claims thereof as determined in accordance with the laws of the jurisdiction in which such Patent is issued or such application is pending.

5.2.5.                     With respect to all Product-Specific Patents owned by Isis, and all Licensed Patents owned by Isis and used in the development or commercialization of Mipomersen, (a) each person who has or has had any rights in or to each of such Patents has executed an agreement assigning his, her or its entire right, title and interest in and to such Patents to Isis and (b) to the best of Isis’ knowledge, each such inventor has complied in all material respects with all applicable duties of candor and good faith in dealing with any patent office, including the duty to disclose to any applicable patent office all information known to be material to patentability.

5.2.6.                     To the best of Isis’ knowledge, no circumstances or grounds exist that would invalidate, reduce or eliminate, in whole or in part, the enforceability, validity or scope of any Product-Specific Patent or any Licensed Patent used in the development or commercialization of Mipomersen.

5.2.7.    Isis is not aware of any Patents owned or Controlled by a Third Party that would be infringed by Genzyme during the development or commercialization of Mipomersen in its current form.

5.2.8.    To the best of Isis’ knowledge, no actions, suits, claims, disputes or proceedings concerning the Licensed Patents are currently pending or are threatened, that if determined adversely to Isis would have a material adverse effect on or would impair Genzyme’s rights under the Product License.

5.2.9.    Isis is not subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that restricts it in any way from granting to Genzyme the Product License.

5.2.10.            Isis has not granted, or permitted to be attached, and it will not grant or permit to be attached, any lien, security interest or other encumbrance with respect to any Product-Specific Patent, or any Licensed IP used in the development or commercialization of Mipomersen which would adversely affect the rights granted to Genzyme hereunder.

5.2.11.            Each Third Party Agreement related to Mipomersen is in full force and effect, and Isis, and to the best of Isis’ knowledge, each counterparty thereto, is in compliance in all material respects with all such Third Party Agreements and no circumstances or grounds exist that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision or amendment of such Third Party Agreements.

5.2.12.            Isis has not assigned, licensed, sublicensed, granted any interest in or options to, or entered into an agreement with respect to the Licensed IP with a Third Party that would adversely impair Genzyme’s exclusive rights under this Agreement, except for the agreements identified on Schedule 2.1.1.

5.2.13.            Isis has not received any claim alleging that Isis’ development of Mipomersen or use of any Product-Specific Patent or any Licensed IP used in the development or commercialization of Mipomersen interferes with, infringes, or misappropriates any intellectual property rights of any Third Party (including any claim that Isis must license or refrain from using any intellectual property rights of any Third Party in order to develop, make, use, sell or offer for sale any product or technology using or incorporating the Licensed IP), and to the best of Isis’ knowledge, the development and commercialization of Mipomersen and the use of any Product-Specific Patent or any Licensed IP used in the development or commercialization of Mipomersen will not interfere with, infringe or misappropriate the intellectual property rights of any Third Party.  To the best of Isis’ knowledge, no Third Party has interfered with, infringed upon or misappropriated the Licensed IP in the making, using or selling of a lipid lowering product.

5.2.14.            Isis holds, and is operating in material compliance with, such exceptions, permits,

licenses, franchises, authorizations and clearances of any governmental entity required in connection with the current development of Mipomersen.  Isis has not received any warning letters or written correspondence from any governmental entity requiring the termination, suspension or modification of any clinical or pre-clinical studies or tests with respect to Mipomersen.  Isis has conducted and required its contractors to conduct all clinical studies related to Mipomersen in accordance with cGCP, cGLP and applicable law.

5.2.15.            As of the Execution Date, Isis has prepared, maintained and retained all Regulatory Materials required to be maintained or reported pursuant to and in accordance with applicable laws and the Regulatory Materials do not contain any materially false or misleading statements.

5.2.16.            Except for the agreements identified on Schedule 2.1.1, Isis has not granted to any Third Party rights under the Licensed Patents to research, develop or commercialize any nucleic acid that hybridizes to a nucleic acid molecule encoding apoB.

5.3.      Research Representations and Warranties.  Isis represents and warrants to Genzyme that the statements contained in this Section 5.3 are true and correct as of the Execution Date and will be true as of the Effective Date, as though made as of the Effective Date, with each such representation and warranty subject only to such exceptions, if any, as are set forth in the particular section in the Disclosure Schedule attached hereto as Exhibit D that corresponds to the particular section number in this Agreement:

5.3.1.    To the best of Isis’ knowledge, no actions, suits, claims, disputes or proceedings are currently pending or are threatened, that if determined adversely to Isis would have a material adverse effect on or impair Isis’ ability to perform its obligations under the Research Option Agreement.

5.3.2.    Isis is not subject to any agreement with any Third Party or to any outstanding order, judgment or decree of any court or administrative agency that materially restricts Isis from performing its obligations under the Research Option Agreement.

5.3.3.    Isis has sufficient resources to perform the activities contemplated under the Research Option Agreement and the Isis personnel or permitted contractors performing such activities will be skilled, appropriately credentialed, licensed and qualified to provide the specific research services they are providing.

5.4.      Right to Update Disclosure Schedule Prior to Effective Date.  On or before the Effective Date, Isis may deliver to Genzyme an updated Disclosure Schedule reflecting any exceptions to the representations and warranties made by Isis as of the Effective Date.

5.5.      Isis Covenants.

5.5.1.    Third Party Agreements.  Isis covenants that it will not, without Genzyme’s prior written consent, agree, consent or acquiesce to any amendment, supplement or other modification to any Third Party Agreement or take any action under such Third Party Agreement or with respect to the intellectual property licensed thereunder that would adversely affect the rights granted to Genzyme under this Agreement, including under the Product License.

5.5.2.    Sublicense Survival.  Isis covenants that it will use good faith and commercially reasonable efforts to enter into any necessary amendments or side agreements to its Third Party Agreements to ensure that (a) sublicenses under each Third Party Agreement will survive termination of such Third Party Agreement or (b) Genzyme will receive a direct license from the counterparty to each Third Party Agreement upon termination of such Third Party Agreement.

5.5.3.    Notice of Developments.  During the Diligence Period, Isis will give Genzyme prompt written notice upon becoming aware of any development, event or circumstance that could reasonably be expected to result in a breach of or inaccuracy in any of the General Representations and Warranties and Product Representations and Warranties.

ARTICLE 6.
DISPUTE RESOLUTION

6.1.      Escalation.

6.1.1.    In the event any dispute, controversy or claim arises under, out of, in connection with or in relation to this Agreement, or the breach, termination, validity or enforceability of any provision hereof (a “Dispute”), the Parties will discuss and negotiate in good faith a solution acceptable to the Parties and in the spirit of this Agreement.  If, after negotiating in good faith pursuant to the foregoing sentence, the Parties fail to reach agreement within sixty (60) days, then the Dispute may be referred to the Chief Executive Officer of Genzyme and the Chief Executive Officer of Isis (the “Executives”) for resolution at the request of either Party.

6.1.2.    If the Executives fail, after good faith discussions, to reach an amicable agreement on the Dispute within ten (10) business days of submission to the Executives, then:

(a)       if the Dispute relates to the Parties’ failure to reach agreement with respect to the interpretation of this Agreement, the Product Term Sheet or Research Term Sheet or with respect to any term or condition to be included in the More Detailed Product Agreement or More Detailed Research Agreement, then either Party’s sole recourse is to submit such Dispute to binding arbitration pursuant to Section 6.2 (Binding Arbitration with Respect to Agreement Terms) after providing written notice to the other Party; and

(b)       if the Dispute relates to any other matter, either Party may pursue a legal remedy in accordance with Section 6.3 (Jurisdiction, Venue, Service of Process).

6.2.      Binding Arbitration With Respect to Agreement Terms.

6.2.1.    If the Parties fail to reach agreement with respect to the interpretation of this Agreement, the Product Term Sheet or Research Term Sheet or with respect to any term or condition to be included in the More Detailed Product Agreement or More Detailed Research Agreement and the Dispute is not resolved informally through negotiation between the Parties or the Executives, then the Dispute will be submitted to binding arbitration.  The Parties will select a mutually agreeable arbitrator experienced in matters regarding contracts of a similar nature who (a) is a lawyer with at least fifteen (15) years experience who has extensive experience negotiating and drafting license, research and collaboration agreements among biotechnology and pharmaceutical companies and (b) has no affiliation or pre-existing relationship with either Genzyme or Isis or their respective Affiliates.  If the Parties are unable to agree on an arbitrator within a thirty (30) day period, then each Party will select an arbitrator satisfying the criteria described in the immediately preceding sentence within five (5) business days, the two (2) designated arbitrators will select a mutually agreeable third arbitrator satisfying the criteria described in the immediately preceding sentence within five (5) business days and all three (3) arbitrators will hear the Dispute as a panel and render a decision upon the determination of the majority of the panel.  In each case, the arbitrator(s) will render their decision by supplying the term or condition upon which the Parties failed to agree.

6.2.2.    The arbitration will be conducted in accordance with the rules of, and under the auspices of, the American Arbitration Association (the “AAA”).  The decisions rendered by the arbitrators will be final and binding, and the Parties will not have any right of appeal to any court on the merits of the Dispute.  Judgment upon the award rendered in any such arbitration may be entered in any court having jurisdiction thereof.  The location of the arbitration will be Chicago, Illinois.  This Agreement and the Product License and Research Option Agreement will remain in effect pending completion of the proceedings brought under this Section 6.2.  Each Party will bear its own costs and expenses with respect to any such arbitration, including one-half of the fees and expenses of the arbitrator.

6.3.      Jurisdiction; Venue; Service of Process.

6.3.1.    Jurisdiction.  Each Party by its execution hereof, (a) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in Chicago, Illinois for the purpose of any Dispute arising between the Parties in connection with this Agreement, other than those Disputes that must be resolved by binding arbitration pursuant to Section 6.2 (Binding Arbitration With Respect to Agreement Terms) (each, an “Action”), and (b) hereby waives to the extent not prohibited by applicable law, and agrees not to assert, by way of motion, as a defense or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named court, that its property is exempt or immune from attachment or execution, that any such Action brought in the above-named court should be dismissed on grounds of forum non conveniens, should be transferred or removed to any court other than the above-named court, or should be stayed by reason of the pendency of some other proceeding in any other court other than the above-named court, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (c) hereby agrees not to commence any such Action other than before the above-named court.  Notwithstanding the previous sentence a Party may commence any Action in a court other than the above-named court solely for the purpose of enforcing an order or judgment issued by the above-named court.

6.3.2.    Venue.  Each Party agrees that for any Action between the Parties arising in whole or in part under or in connection with this Agreement, such Party bring Actions only in the federal courts of the United States of America located in Chicago, Illinois and any appellate court having jurisdiction over appeals from such courts.  Each Party further waives any claim and will not assert that venue should properly lie in any other location within the selected jurisdiction.

6.3.3.    Service of Process.  Each Party hereby agrees that service of process made by registered or certified mail, return receipt requested, at its address specified pursuant to Section 8.5 (Notices), will constitute good and valid service of process in any such Action and (c) waives and agrees not to assert (by way of motion, as a defense, or otherwise) in any such Action any claim that service of process made in accordance with clause (a) or (b) does not constitute good and valid service of process.

ARTICLE 7.
CONDITIONS PRECEDENT AND TERMINATION

7.1.      Conditions Precedent.

7.1.1.    HSR Compliance.

(a)       Each Party will use commercially reasonable efforts to satisfy any applicable requirements under the HSR, and the regulations promulgated thereunder, including by making an initial HSR filing no later than five (5) days after the Execution Date or upon such other timing as mutually agreed by the Parties.

(b)       Each Party will cooperate with the other Party in the prompt preparation, execution and filing of all documents that are required or permitted to be filed pursuant to HSR, and to notify the other Party upon receipt of any formal or informal requests for information from any government agency in connection with any filings under HSR.  Each Party will bear its own costs with respect thereto (except the filing fees for HSR, which will be paid by Genzyme).

7.1.2.    Effective Date.  This Agreement will not be effective until the date (the “Effective Date”) the requirements described in Section 7.1.1 have been satisfied and all applicable waiting periods (including any extensions thereof) under HSR have expired or been terminated.  All obligations, rights, duties and liabilities under this Agreement (except those contained in this Section 7.1 (Conditions Precedent), Article 3 (Non-Compete), Article 5 (Representations and Warranties) and Article 8 (Miscellaneous) of this Agreement) are subject to such date.

7.1.3.    Party’s Termination Right.  If the Effective Date has not occurred within ninety (90) days after the Execution Date, notwithstanding that each Party has fulfilled its obligations under this Section 7.1, either Party has the right to terminate this Agreement without liability to the other Party by notice in writing with immediate effect; provided, however, that if the Parties receive a request for more information from a government agency in connection with the HSR filing, the Parties will mutually agree to extend the ninety (90) day period for a reasonable period of time.

7.2.      Isis’ Right to Terminate.  If either (a) after the satisfaction or waiver of the closing conditions set forth in Section 5.2 of the Stock Purchase Agreement, Genzyme has not paid Isis the Purchase Price for the Shares by the Closing Date (as required by and defined in the Stock Purchase Agreement) or (b) Genzyme fails to pay the upfront license fee when due under Section 2.1.4 (Upfront License Fee), Isis has the right to terminate this Agreement without liability to Genzyme by notice in writing with immediate effect if Genzyme has failed to cure such non-payment within a reasonable period of time after receiving written notice from Isis of such failure to pay.

7.3.      Termination by Genzyme.  The Parties have negotiated and entered into this Agreement (but not the Stock Purchase Agreement) on an abbreviated schedule that has not permitted Genzyme to complete a customary due diligence review and analysis of the Product’s clinical data, regulatory history, relevant Isis and Third Party intellectual property, and relevant Third Party Agreements, and intend for Genzyme to conduct and complete such a due diligence review and analysis during the Diligence Period.  Therefore, Genzyme may terminate the Product License with immediate effect by providing written notice to Isis at any time during the Diligence Period if, based on its due diligence review and analysis, Genzyme concludes in good faith that the value of the Product License is significantly reduced.  For purposes of clarification, this Section 7.3 does not give Genzyme the right to terminate the Stock Purchase Agreement.

ARTICLE 8.
MISCELLANEOUS

8.1.      Confidentiality.

8.1.1.    Non-Disclosure.  Genzyme and Isis agree that all information relating to the Licensed IP, the terms and conditions of this Agreement (including the Product Term Sheet and Research Term Sheet), or any activities conducted in connection with or pursuant to this Agreement and disclosed by either Party in accordance with this Agreement (“Confidential Information”) will be used and disclosed by the receiving Party only to perform its obligations and exercise its rights under this Agreement.  Information relating to the development of the Product, the Licensed IP and the terms and conditions of this Agreement will be considered the Confidential Information of both Parties under the Agreement, as if both Parties were receiving Parties.  Notwithstanding the foregoing, “Confidential Information” will not include information that the receiving Party can establish:

(a)       was already known by the receiving Party (other than under an obligation of confidentiality) at the time of disclosure by the disclosing Party;

(b)       was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c)       became generally available to the public or otherwise part of the public domain after its disclosure or development, as the case may be, other than through any act or omission of the receiving Party or any of its Affiliates;

(d)       was disclosed to the receiving Party, other than under an obligation of confidentiality, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e)       was independently discovered or developed by or on behalf of the receiving Party without the use of any Confidential Information belonging to the disclosing Party.

8.1.2.    Authorized Disclosure and Use.  Notwithstanding the foregoing provisions of Section 8.1.1, each Party may disclose Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary to:

(a)       prosecute or defend litigation,

(b)       comply with applicable governmental laws and regulations (including the rules and regulations of the SEC); or

(c)       make filings and submissions to, or correspond or communicate with, any government authority.

In the event a Party deems it reasonably necessary to disclose Confidential

Information belonging to the other Party pursuant to clauses (a), (b) and (c) of this Section 8.1.2, the disclosing Party will to the extent possible give reasonable advance notice of such disclosure to the other Party and take reasonable measures to ensure confidential treatment of such information.

8.2.      Specific Performance.  Each Party acknowledges and agrees that, in the event of any breach of this Agreement by such Party or any of its Affiliates, the non-breaching Party may be irreparably and immediately harmed and may not be able to be made whole by monetary damages.  Without prejudice to any rights and remedies otherwise available, the non-breaching Party will be entitled to seek equitable relief by way of injunction, specific performance or otherwise if the breaching Party or any of its Affiliates breaches any provision of this Agreement.

8.3.      Governing Law.  This Agreement will be governed by and interpreted in accordance with the laws of the State of New York without reference to its choice of laws or conflicts of laws provisions.

8.4.      Waiver.  The failure by either Party to take any action or assert any right hereunder will in no way be construed to be a waiver of such right, nor in any way be deemed to affect the validity of this Agreement or any part hereof, or the right of a Party to thereafter enforce each and every provision of this Agreement.

8.5.      Notices.  Any consent or notice required or permitted to be given or made under this Agreement by one of the Parties hereto to the other will be in writing and delivered by hand or sent by nationally recognized overnight delivery service, prepaid registered or certified air mail, or by facsimile confirmed by prepaid, registered or certified mail letter, and will be deemed to have been properly served to the addressee upon receipt of such written communication, in any event to the following addresses (or any updated address provided to the notifying Party in writing in accordance with this Section 8.5):

If to Genzyme:	Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
	Attn:	General Manager,
Cardiovascular Business Unit
Fax: (617) 252-7553

with a copy to:	Genzyme Corporation
500 Kendall Street
Cambridge, Massachusetts 02142
	Attn:	General Counsel
Fax: (617) 252-7553

If to Isis:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008
	Attn:	COO and CFO

Fax: (760) 603-4650

with a copy to:	Isis Pharmaceuticals, Inc.
1896 Rutherford Road
Carlsbad, CA 92008
	Attn:	General Counsel
Fax: (760) 268-4922

8.6.      Entire Agreement.  This Agreement and all Exhibits and Schedules attached hereto (the terms of which are incorporated herein by reference) sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the Parties hereto with respect to the subject matter hereof and supersedes and terminates all prior agreements (including the Confidential Disclosure and Standstill Agreement dated September 19, 2007 between the Parties) and understandings between the Parties and constitutes the entire agreement between the Parties with respect to the subject matter hereof.  All Exhibits and Schedules referred to herein and other attachments hereto are intended to be, and hereby are, specifically incorporated herein and made a part of this Agreement.  No subsequent alteration, amendment or modification to this Agreement will be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

8.7.      Binding Effect; Assignment.  This Agreement will inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns.  Neither Party will assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other Party; provided, however, that Genzyme  may assign this Agreement or its rights or obligations hereunder to any of its Affiliates.

8.8.      Press Releases.  Except as required by applicable law, neither Party will give notice to any Third Party or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby without obtaining the prior written consent of the other Party to this Agreement as to the contents and manner of presentation and publication thereof, which consent will not be unreasonably withheld, delayed or conditioned.

8.9.      Severability.  If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstance, to any extent, is invalid or unenforceable, then (a) the remainder of this Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those as to which it is invalid or unenforceable, will not be affected thereby and each term, covenant or condition of this Agreement will be valid and be enforced to the fullest extent permitted by law; and (b) the Parties hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

8.10.     Further Assurances.  Each Party will execute such other instruments, give such further assurances and perform such acts which are or may become necessary or appropriate to effectuate and carry out the provisions and intent of this Agreement.

8.11.     Independent Contractors.  The status of the Parties under this Agreement will be that of independent contractors.  No Party will have the right to enter into any agreements on behalf of the other Party, nor will it represent to any Third Party that it has any such right or authority.  Nothing in this Agreement will be construed as establishing a partnership or joint venture relationship between the Parties hereto.

8.12.     Interpretation.  The article and section headings herein are for reference purposes only and will not affect the meaning or interpretation hereof.  The term “including” (or any variation thereof such as “include”) will be without limitation.

8.13.     Counterparts.  This Agreement may be executed in one or more counterpart copies, and by facsimile signature, each of which will be deemed an original and all of which taken together will be deemed to constitute one and the same instrument.

8.14.     Rights in Bankruptcy.  All rights and licenses now or hereafter granted under or pursuant to this Agreement, the Product Term Sheet and the Research Term Sheet, including Section 2.1 of this Agreement, are rights to “intellectual property” (as defined in Section 101(35A) of Title 11 of the United States Code, as amended (such Title 11, the “Bankruptcy Code”)).  Isis hereby grants to Genzyme and all Affiliates of Genzyme a right of access and to obtain possession of and to benefit from (a) copies of research data, (b) laboratory samples, (c)  samples of Product, (d) formulas, (e) laboratory notes and notebooks, (f) data and results related to clinical trials, (g) regulatory filings and approvals, (h) rights of reference in respect of regulatory filings and approvals, (i) pre-clinical research data and results, and (j) marketing, advertising and promotional materials, all of which constitute “embodiments” of intellectual property pursuant to Section 365(n) of the Bankruptcy Code, and (k) all other embodiments of such intellectual property, in each case, solely in connection with Genzyme’s rights under the Product License and the Research Option Agreement, whether any of the foregoing are in Isis’ possession or control or in the possession and control of Third Parties.  Isis agrees not to interfere with Genzyme’s and its Affiliates’ exercise of rights and licenses to intellectual property licensed hereunder and embodiments thereof in accordance with this Agreement and agrees to use commercially reasonable efforts to assist Genzyme and its Affiliates to obtain such intellectual property and embodiments thereof in the possession or control of Third Parties as reasonably necessary or desirable for Genzyme or its Affiliates to exercise such rights and licenses in accordance with this Agreement.  The Parties hereto acknowledge and agree that all payments by Genzyme to Isis in the Product Term Sheet, other than the Profit Sharing and Sales Milestones referred to in the Product Term Sheet, do not constitute “royalties” within the meaning of Bankruptcy Code §365(n) or relate to licenses of intellectual property hereunder.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this License and Research Agreement to be executed by their officers thereunto duly authorized as of the date first written above.

Genzyme Corporation

By:	/s/ Earl M. Collier, Jr.
Name:	Earl M. Collier, Jr.
Title:	EVP

Isis Pharmaceuticals, Inc.

By:	/s/ B. Lynne Parshall
Name:	B. Lynne Parshall
Title:	COO & CFO

SCHEDULE 1.20

ISIS CORE TECHNOLOGY PATENTS

[***]

SCHEDULE 1.22

ISIS MANUFACTURING & ANALYTICAL PATENTS

[***]

SCHEDULE 1.37

PRODUCT-SPECIFIC PATENTS

[***]

Schedule 2.1.1

Licenses to Third Parties

[***]

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Schedule 5.2.2

Third Party Agreements

[***]

Exhibit A

Stock Purchase Agreement

Execution Version

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (“Agreement”) is entered into as of January 7, 2008, by and between GENZYME CORPORATION, a Massachusetts corporation ( “Genzyme”), and ISIS PHARMACEUTICALS, INC., a Delaware corporation (“Isis”).

RECITALS

A.                  Isis has agreed to sell, and Genzyme has agreed to purchase, shares of Isis’ common stock (the “Common Stock”) subject to and in accordance with the terms and provisions hereof.

B.                  Isis and Genzyme are entering into a License and Research Agreement, dated the same date hereof (the “License and Research Agreement”).

C.                  The capitalized terms used herein and not otherwise defined have the meanings given to them in Appendix 1.

AGREEMENT

For good and valuable consideration, the Parties agree as follows:

SECTION 1.    SALE AND PURCHASE OF STOCK

1.1          Purchase of Stock.  Subject to the terms and conditions of this Agreement, at the Closing, Isis will issue and sell to Genzyme, and Genzyme will purchase from Isis, 5,000,000 shares of Common Stock (the “Shares”) for an aggregate purchase price of $150,000,000 (the “Purchase Price”).

1.2          Payment.  At the Closing, Genzyme will pay the Purchase Price by wire transfer of immediately available funds in accordance with wire instructions provided by Isis to Genzyme prior to the Closing, and Isis will deliver a stock certificate representing the Shares to Genzyme.

1.3          Closing. The closing of the transactions contemplated by this Section 1 (the “Closing”) will be held at the offices of Isis within three Business Days after the conditions to closing set forth in Section 5 are satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing) or at such other place, time and/or date as may be jointly designated by Genzyme and Isis (the “Closing Date”).

SECTION 2.    REPRESENTATIONS AND WARRANTIES OF ISIS

Except as otherwise specifically contemplated by this Agreement, Isis hereby represents and warrants to Genzyme that:

2.1          Organization and Qualification.  Isis is duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as currently conducted as disclosed in the SEC Documents.  Isis is duly qualified to do business and is in good standing in every jurisdiction in which the nature of the business conducted by it or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, would not reasonably be expected to have a Material Adverse Effect.

2.2          Authorization; Enforcement.  Isis has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement, to consummate the transactions contemplated hereby and to issue the Shares in accordance with the terms hereof.  The execution, delivery and performance of this Agreement by Isis and the consummation by it of the transactions contemplated hereby (including the issuance of the Shares) have been duly authorized by Isis’ Board of Directors (the “Board”) and no further consent or authorization of Isis, the Board, or its stockholders is required.  This Agreement has been duly executed by Isis and constitutes a legal, valid and binding obligation of Isis enforceable against Isis in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

2.3          Capitalization.  The authorized capital stock of Isis, consists of 200,000,000 shares of Common Stock and 15,000,000 shares of Preferred Stock, of which 87,317,938 shares of Common Stock and no shares of Preferred Stock are issued and outstanding as of January 2, 2008.  All of the issued and outstanding shares of Common Stock have been duly authorized, validly issued, fully paid, and nonassessable.   Except as disclosed in the SEC Documents or issued pursuant to equity incentive plans identified in the SEC Documents, Isis does not have outstanding any options to purchase, or any preemptive rights or other rights to subscribe for or to purchase, any securities or obligations convertible into, or any contracts or commitments to issue or sell, shares of its capital stock or any such options, rights, convertible securities or obligations.  Isis’ Restated Certificate of Incorporation (the “Certificate of Incorporation”), as in effect on the date hereof, and Isis’ Bylaws (the “Bylaws”) as in effect on the date hereof, are each filed as exhibits to the SEC Documents.

2.4          Issuance of Shares.  The Shares are duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable and will not be subject to preemptive rights or other similar rights of stockholders of Isis.

2.5          No Conflicts; Government Consents and Permits.

(a)           The execution delivery and performance of this Agreement by Isis and the consummation by Isis of the transactions contemplated hereby (including the issuance of the Shares) will not (i) conflict with or result in a violation of any provision of Isis’ Certificate of Incorporation or Bylaws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default under, any agreement, indenture, or instrument to which Isis is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including United States federal and state securities laws and regulations and regulations of any self-regulatory organizations) applicable to Isis, except in the case of clauses (ii) and (iii) only, for such conflicts, breaches, defaults, and violations as would not reasonably be expected to have a

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Material Adverse Effect or result in a liability for Genzyme. There is no control share acquisition, business combination, rights agreement or other anti-takeover provision contemplated by the Isis organizational documents or Delaware law that will become applicable to Genzyme as a result of the purchase of the Shares.

(b)           Isis is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement in accordance with the terms hereof, or to issue and sell the Shares in accordance with the terms hereof other than such as have been made or obtained, and except for (i) the registration of the Shares under the Securities Act pursuant to Section 6 hereof, (ii) any post-closing filings required to be made under federal or state securities laws, (iii) any required filings or notifications regarding the issuance or listing of additional shares with Nasdaq, and (iv) any consent required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”).

(c)           Isis has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it and as currently proposed to be conducted as disclosed in the SEC Documents, except for such franchise, permit, license or similar authority, the lack of which would not reasonably be expected to have a Material Adverse Effect. Isis has not received any actual notice of any proceeding relating to revocation or modification of any such franchise, permit, license, or similar authority except where such revocation or modification would not reasonably be expected to have a Material Adverse Effect.

2.6          SEC Documents, Financial Statements.  Isis has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC for the three years prior to the date of this Agreement, pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed at least two Business Days prior to the date hereof, including all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.  As of their respective dates, the Financial Statements and the related notes complied as to form and substance in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Financial Statements and the related notes have been prepared in accordance with accounting principles generally accepted in the United States, consistently applied, during the periods involved (except (i) as may be otherwise indicated in the Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, may be condensed or summary statements or may conform to the SEC’s rules and instructions for Reports on Form 10-Q) and fairly present in all material respects the consolidated financial position of Isis as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal and recurring year-end audit

3

adjustments). Neither Isis not any of its subsidiaries has any material liabilities of any nature, whether accrued, absolute, contingent or otherwise, other than liabilities adequately reflected or reserved against on the balance sheet dated September 30, 2007, included in the Form 10-Q filed by Isis for the quarter ended September 30, 2007, or incurred since September 30, 2007 in the ordinary course of business, consistent with past practice. All material agreements filed as exhibits to the SEC Documents under Item 601 of Regulation S-K (collectively, the “Material Agreements”) are valid and enforceable against Isis in accordance with their respective terms, except for Material Agreements that have expired in accordance with their terms or as otherwise set forth in the SEC documents, and (i) as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or moratorium or similar laws affecting creditors’ and contracting parties’ rights generally, and (ii) as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.  Isis is not in breach of or default under any of the Material Agreements, and to Isis’ knowledge, no other party to a Material Agreement is in breach of or default under such Material Agreement, except in each case, for such breaches or defaults as would not reasonably be expected to have a Material Adverse Effect.  Isis has not received a notice of termination nor is Isis otherwise aware of any threats to terminate any of the Material Agreements.  Since September 30, 2007, the business and operations of Isis and its subsidiaries have been conducted in the ordinary course consistent with past practice, and there have been and are no events or conditions that have resulted, or are reasonably expected to result, individually or collectively, in a Material Adverse Effect.

2.7          Investment Company.  Isis is not and, after giving effect to the offering and sale of the Shares, will not be an “investment company” as such term is defined in the Investment Company Act of 1940, as amended (the “Investment Company Act”).  Isis will conduct its business in a manner so that it will not become subject to the Investment Company Act.

2.8          Nasdaq Global Market.  The Common Stock is listed on Nasdaq, and, to Isis’ knowledge, there are no proceedings to revoke or suspend such listing or the listing of the Shares.  Isis is in compliance with the requirements of Nasdaq for continued listing of the Common Stock thereon and any other Nasdaq listing and maintenance requirements.

2.9          Private Placement.  Neither Isis nor any person acting on its behalf, has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under any circumstances that would require registration of the Shares under the Securities Act. Subject to the accuracy of the representations made by Genzyme in Section 3, the Shares will be issued and sold to Genzyme in compliance with applicable exemptions from the registration and prospectus delivery requirements of the Securities Act and the registration and qualification requirements of all applicable securities laws of the states of the United States. Isis has not engaged any brokers, finders or agents, or incurred, or will incur, directly or indirectly, any liability for brokerage or finder’s fees or agents’ commissions or any similar charges in connection with this Agreement and the transactions contemplated hereby.

SECTION 3.    REPRESENTATIONS AND WARRANTIES OF GENZYME

Except as otherwise specifically contemplated by this Agreement, Genzyme hereby represents and warrants to Isis that:

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3.1          Investment Purpose.  Genzyme is purchasing the Shares for its own account and not with a present view toward the public distribution thereof and has no arrangement or understanding with any other persons regarding the distribution of such Shares except as would not result in a violation of the Securities Act.  Genzyme will not, directly or indirectly, offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of) any of the Shares except in accordance with the provisions of Section 6 or pursuant to and in accordance with the Securities Act.

3.2          Reliance on Exemptions.  Genzyme understands that Isis intends for the Shares to be offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that Isis is relying upon the truth and accuracy of, and Genzyme’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of Genzyme set forth herein in order to determine the availability of such exemptions and the eligibility of Genzyme to acquire the Shares.

3.3          Accredited Investor; Access to Information.  Genzyme is an “accredited investor” as defined in Regulation D under the Securities Act and is knowledgeable, sophisticated and experienced in making, and is qualified to make decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Shares.  Genzyme has been furnished with materials relating to the offer and sale of the Shares, that have been requested by Genzyme, including, without limitation, Isis’ SEC Documents, and Genzyme has had the opportunity to review the SEC Documents.  Genzyme has been afforded the opportunity to ask questions of Isis.  Neither such inquiries nor any other investigation conducted by or on behalf of Genzyme or its representatives or counsel will modify, amend or affect Genzyme’s right to rely on the truth, accuracy and completeness of the SEC Documents and Isis’ representations and warranties contained in this Agreement. Genzyme has, with respect to all matters relating to this Agreement and the offer and sale of the Shares, not relied upon counsel to Isis except for the legal opinion to be delivered to Genzyme pursuant to Section 5.2(g).

3.4          Governmental Review.  Genzyme understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Shares or an investment therein.

3.5          Transfer or Resale.  Genzyme understands that:

(a)          the Shares have not been and are not being registered under the Securities Act (other than as contemplated in Section 6) or any applicable state securities laws and, consequently, Genzyme may have to bear the risk of owning the Shares for an indefinite period of time because the Shares may not be transferred unless (i) the resale of the Shares is registered pursuant to an effective registration statement under the Securities Act, as contemplated in Section 6; (ii) Genzyme has delivered to Isis an opinion of counsel (in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that the Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; or (iii) the Shares are sold or transferred pursuant to Rule 144;

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(b)           any sale of the Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with some other exemption under the Securities Act or the rules and regulations of the SEC thereunder; and

(c)           except as set forth in Section 6, neither Isis nor any other person is under any obligation to register the resale of the Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder.

3.6          Legends. Genzyme understands the certificates representing the Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES.  THE SECURITIES MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS, OR UNLESS OFFERED, SOLD, PLEDGED, HYPOTHECATED OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS. ISIS PHARMACEUTICALS, INC., A DELAWARE CORPORATION (“ISIS”) WILL BE ENTITLED TO REQUIRE AN OPINION OF COUNSEL SATISFACTORY TO ISIS THAT SUCH REGISTRATION IS NOT REQUIRED TO THE EXTENT THAT SUCH OPINION IS REQUIRED PURSUANT TO THAT CERTAIN STOCK PURCHASE AGREEMENT UNDER WHICH THE SECURITIES WERE ISSUED.

Genzyme may request that Isis remove, and Isis agrees to authorize and instruct (including by causing any required legal opinion to be provided) the removal of any legend from the Shares promptly (i) following any sale of the Shares pursuant to an effective Registration Statement or Rule 144, (ii) if the Shares are eligible for sale under Rule 144 without reference to volume or manner of sale limitations, or (iii) after the Registration Statement becomes effective.  Any fees associated with the removal of the legend shall be borne by Isis; provided, however, Genzyme shall be responsible for fees incurred directly by Genzyme.

3.7          Authorization; Enforcement. Genzyme has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  Genzyme has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement.  Upon the execution and delivery of this Agreement, this Agreement will constitute a valid and binding obligation of Genzyme enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ and contracting parties’ rights generally and except as enforceability may be subject to general principles of equity and except as rights to indemnity and contribution may be limited by state or federal securities laws or public policy underlying such laws.

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SECTION 4.    COVENANTS OF THE PARTIES

4.1          Reporting Status.  Isis’ Common Stock is registered under Section 12 of the Exchange Act. During the Registration Period, Isis will timely file all documents required to be filed with the SEC, and Isis will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

4.2          Expenses.  Isis and Genzyme are each liable for, and will pay, their own expenses incurred in connection with the negotiation, preparation, execution and delivery of this Agreement, including, without limitation, attorneys’ and consultants’ fees and expenses.

4.3          Standstill and Holding Requirements.  Genzyme agrees to comply with the restrictions and requirements set forth in Appendix 2.

SECTION 5.    CONDITIONS TO CLOSING

5.1          Conditions to Obligations of Isis.  Isis’ obligation to complete the purchase and sale of the Shares and deliver such stock certificate(s) to Genzyme is subject to the fulfillment or waiver of the following conditions at or prior to the Closing:

(a)           Receipt of Funds.  Isis will have received immediately available funds in the full amount of the Purchase Price for the Shares being purchased hereunder.

(b)           Representations and Warranties.  The representations and warranties made by Genzyme in Section 3 will be true and correct in all material respects as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct in all material respects as of such other date.

(c)           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Genzyme on or prior to the Closing Date will have been performed or complied with in all material respects.

(d)           Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or materially delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(e)           No Governmental Prohibition.  The sale of the Shares by Isis will not be prohibited by the HSR Act, and will not be prohibited by any other law or governmental order or regulation.

5.2          Conditions to Purchase’s Obligations at the Closing.  Genzyme’s obligation to complete the purchase and sale of the Shares is subject to the fulfillment or waiver of the following conditions at or before the Closing:

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(a)           Representations and Warranties.  The representations and warranties made by Isis in Section 2 will be true and correct as of the Closing Date, except to the extent such representations and warranties are made as of another date, in which case such representations and warranties shall be true and correct as of such other date.

(b)           Covenants.  All covenants, agreements and conditions contained in this Agreement to be performed by Isis on or prior to the Closing Date will have been performed or complied with in all material respects.

(c)           Transfer Agent Instructions.  Isis will have delivered to its transfer agent irrevocable written instructions to issue the Shares to Genzyme and deliver a certificate representing such Shares.

(d)           Nasdaq Qualification.  The Shares will be duly authorized for listing by Nasdaq, subject to official notice of issuance, to the extent required by the rules of Nasdaq.

(e)           Absence of Litigation.  No proceeding challenging this Agreement or the transactions contemplated hereby, or seeking to prohibit, alter, prevent or delay the Closing, will have been instituted or be pending before any court, arbitrator, governmental body, agency or official.

(f)            No Governmental Prohibition.  Any applicable waiting periods under the HSR Act shall have expired or terminated and  any clearances, permits, authorizations, consents or approvals sought by Genzyme under any other applicable laws or regulations shall have been obtained. No statute, rule, regulation, executive order, decree, ruling, injunction, action, proceeding or interpretation shall have been enacted, entered, promulgated, endorsed or adopted by any court or governmental authority of competent jurisdiction or any self-regulatory organization or the staff of any of the foregoing, having authority over the matters contemplated hereby, which questions the validity of, or challenges or prohibits the consummation of, any of the transactions contemplated by this Agreement.

(g)           Isis will have delivered to Genzyme a certificate signed by its Chief Executive Officer certifying that the conditions specified in the Section 5.2 with respect to Isis have been fulfilled. Isis shall have delivered to Genzyme (i) a copy of a certificate executed by the Secretary of Isis attaching and certifying to the truth and correctness of the Certificate of Incorporation, the Bylaws and the resolutions adopted by the Board in connection with the transactions contemplated by this Agreement, (ii) a good standing certificate dated as of a recent date, and (iii) an opinion from the general counsel of Isis regarding the matters in Sections 2.1, 2.2, the first sentence of 2.3, 2.4, 2.5, 2.7, and the second sentence of 2.9.

SECTION 6.    REGISTRATION RIGHTS

6.1          As soon as reasonably practicable, but in no event later than 30 days after the Closing Date (the “Filing Date”), Isis will file a registration statement covering the resale of the Registrable Securities on a registration statement (the “Registration Statement”) with the SEC and effect the registration, qualifications or compliances (including, without limitation, the execution of any required undertaking to file post-effective amendments) as promptly as possible after the filing thereof, but in any event prior to the date (the “Effectiveness Date”) which is (i)

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90 days after the Closing Date if the Registration Statement is not reviewed by the SEC, or (ii) 120 days after the Closing Date, if the Registration Statement is reviewed by the SEC.

6.2          All Registration Expenses incurred in connection with any registration, qualification, exemption or compliance pursuant to Section 6.1 will be borne by Isis.  All Selling Expenses relating to the sale of Registrable Securities by or on behalf of Genzyme will be borne by Genzyme.

6.3          In the case of the registration, qualification, exemption or compliance effected by Isis pursuant to this Agreement, Isis will, upon reasonable request, inform Genzyme as to the status of such registration, qualification, exemption and compliance.  At its expense Isis will:

(a)           except for such times as Isis is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, use its commercially reasonable efforts to keep such registration, and any required qualification, exemption or compliance under state securities laws, continuously effective with respect to Genzyme and its permitted assignees, and to keep such Registration Statement free of any material misstatements or omissions, until the date all Shares held by Genzyme may be sold during any 90 day period under Rule 144 and any contractual agreements with Isis.  The period of time during which Isis is required hereunder to keep the Registration Statement effective is referred to herein as the “Registration Period.”

(b)           advise Genzyme promptly (and, in any event, within one Business Day):

(i)            when the Registration Statement or any amendment thereto has been filed with the SEC and when the Registration Statement or any post-effective amendment thereto has become effective;

(ii)           of the receipt by Isis of any notification from the SEC of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

(iii)         of the receipt by Isis of any notification with respect to the suspension of the qualification of the Registrable Securities included therein for sale in any jurisdiction or the initiation or threatening of any proceeding for such purpose; and

(iv)          of the occurrence of any event that requires the making of any changes in the Registration Statement or the prospectus so that, as of such date, the statements therein are not misleading and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the prospectus, in the light of the circumstances under which they were made) not misleading;

(c)           use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of any Registration Statement as soon as reasonably practicable;

(d)           if Genzyme so requests in writing, promptly furnish to Genzyme, without charge, at least one copy of such Registration Statement and any post-effective amendment

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thereto, including financial statements and schedules, and, if explicitly requested, all exhibits in the form filed with the SEC;

(e)           during the Registration Period, promptly deliver to Genzyme, without charge, at least one copy of the prospectus included in such Registration Statement and any amendment or supplement thereto and as many additional copies as Genzyme may reasonably request; and Isis consents to the use, consistent with the provisions hereof, of the prospectus or any amendment or supplement thereto by Genzyme in connection with the offering and sale of the Registrable Securities covered by the prospectus or any amendment or supplement thereto;

(f)            during the Registration Period, if Genzyme so requests in writing, deliver to Genzyme, without charge, (i) one copy of the following documents, other than those documents available via EDGAR (and excluding, in each case, exhibits thereto): (A) its annual report to its stockholders, if any (which annual report will contain financial statements audited in accordance with generally accepted accounting principles in the United States of America by a firm of certified public accountants of recognized standing), (B) if not included in substance in its annual report to stockholders, its annual report on Form 10-K (or similar form), (C) its definitive proxy statement with respect to its annual meeting of stockholders, (D) each of its quarterly reports to its stockholders, and, if not included in substance in its quarterly reports to stockholders, its quarterly report on Form 10-Q (or similar form), and (E) a copy of the Registration Statement; and (ii) if explicitly requested, any exhibits filed with respect to the foregoing;

(g)           upon the occurrence of any event contemplated by Section 6.3(b)(v) above, except for such times as Isis is permitted hereunder to suspend the use of the prospectus forming part of the Registration Statement, Isis will use its commercially reasonable efforts to as soon as reasonably practicable prepare a post-effective amendment to the Registration Statement or a supplement to the related prospectus, or file any other required document so that, as thereafter delivered to Genzyme, the prospectus will not include any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(h)           otherwise use its commercially reasonable efforts to comply in all material respects with all applicable rules and regulations of the SEC which could affect the sale of the Registrable Securities;

(i)            use its commercially reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or market, if any, on which equity securities issued by Isis have been listed;

(j)            use its commercially reasonable efforts to take all other steps necessary to effect the registration of the Registrable Securities contemplated hereby and to enable Genzyme to sell Registrable Securities under Rule 144; and

(k)           permit a single counsel for Genzyme to review the Registration Statement and all amendments and supplements thereto, within two Business Days prior to the filing thereof with the Commission;

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provided that, in the case of clause (k) above, Isis will not be required to delay the filing of the Registration Statement or any amendment or supplement thereto to incorporate any comments to the Registration Statement or any amendment or supplement thereto by or on behalf of Genzyme if such comments would require a delay in the filing of such Registration Statement, amendment or supplement, as the case may be.

If at any time during the Registration Period there is not an effective Registration Statement covering all of the Registrable Securities and Isis shall determine to prepare and file with the SEC a registration statement relating to an offering for its own account or the account of others under the Securities Act of any of its equity securities, other than on Form S-4 or Form S-8 (each as promulgated under the Securities Act) or their then equivalents relating to equity securities to be issued solely in connection with any acquisition of a business or equity securities issuable in connection with stock option or other employee or director benefit plans, then Isis shall send to Genzyme written notice of such determination and, if within ten Business Days after receipt of such notice, Genzyme shall so request in writing, Isis shall include in such registration statement all or any part of such Registrable Securities Genzyme requests to be registered, subject to customary underwriter cutbacks applicable to all holders of registration rights on a pro rata basis (along with other holders of piggyback registration rights with respect to Isis); provided, that (i) if at any time after giving written notice of its intention to register any securities and prior to the effective date of the registration statement filed in connection with such registration, Isis shall determine for any reason not to register or to delay registration of such securities, Isis may, at its election, give written notice of such determination to Genzyme and, thereupon, (A) in the case of a determination not to register, shall be relieved of its obligation to register any Registrable Securities to this paragraph in connection with such registration (but not from its obligation to pay expenses in accordance with this Agreement, and (B) in the case of a determination to delay registering, shall be permitted to delay registering any Registrable Securities being registered pursuant to this paragraph for the same period as the delay in registering such other securities and (ii) if such registration involves an underwritten public offering, a condition to having any Registrable Securities included in such registration shall be Genzyme or its permitted assignees entering into an underwriting agreement in customary form and agreeing to sell such Registrable Securities to the underwriters on the same terms and conditions as Isis (provided, however, that in no event shall Genzyme or any permitted transferee be required to provide any indemnification or contribution in favor of any underwriters on terms more favorable than the terms set forth in this Agreement).

6.4          Genzyme will have no right to take any action to restrain, enjoin or otherwise delay any registration pursuant to Section 6.1 hereof as a result of any controversy that may arise with respect to the interpretation or implementation of this Agreement.

6.5          (a)  To the extent permitted by law, Isis will indemnify and hold harmless Genzyme, each Genzyme director and officer and each person controlling Genzyme within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, with respect to which any registration that has been effected pursuant to this Agreement, against all claims, losses, damages, penalties, fines, charges and liabilities (or action in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 6.5(c) below), arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, any amendment

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or supplement thereof, or other document incident to any such registration, qualification or compliance or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse Genzyme and each director, officer and person controlling Genzyme, for reasonable legal and other out-of-pocket expenses incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred; provided that Isis will not be liable in any such case to the extent that any untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to Isis by or on behalf of Genzyme specifically for use in such Registration Statement, prospectus, amendment or supplement; provided further that Isis will not be liable in any such case where the claim, loss, damage or liability arises solely out of the failure of Genzyme to comply with Section 6.6 of this Agreement respecting sales of Registrable Securities, and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement or alleged untrue statement or omission or alleged omission made in the preliminary prospectus but eliminated in the amended prospectus on file with the SEC at the time the Registration Statement becomes effective or in the amended prospectus filed with the SEC pursuant to Rule 424(b) of the Securities Act, which meets the requirements of Section 10(a) of the Securities Act (the “Final Prospectus”), such indemnity will not inure to the benefit of Genzyme or any such controlling person, if a copy of the Final Prospectus had been furnished by Isis to Genzyme for delivery was not furnished to the person or entity asserting the loss, liability, claim or damage prior to the time such furnishing was required by the Securities Act and the Final Prospectus would have cured all defects giving rise to such loss, liability, claim or damage.

(b)           Genzyme will severally, and not jointly, indemnify Isis, each of its directors and officers, and each person who controls Isis within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened (subject to Section 6.5(c) below), to the extent arising out of or based on any untrue statement of a material fact contained in the Registration Statement, prospectus, or any amendment or supplement thereof, incident to any such registration, or based on any omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in light of the circumstances in which they were made, and will reimburse Isis, such directors and officers, and each person controlling Isis for reasonable legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action as incurred, in each case to the extent, but only to the extent, that such untrue statement or omission or allegation thereof is made in reliance upon and in conformity with written information furnished to Isis by or on behalf of Genzyme specifically for use in the Registration Statement, prospectus, amendment or supplement.  Notwithstanding the foregoing, Genzyme’s aggregate liability pursuant to this subsection (b) and subsection (d) will be limited to the net amount received by Genzyme from the sale of the Registrable Securities.

(c)           Each party entitled to indemnification under this Section 6.5 (the “Indemnified Party”) will give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and will permit the Indemnifying Party (at its expense) to assume the defense of any such claim or any litigation resulting therefrom, provided

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that counsel for the Indemnifying Party, who will conduct the defense of such claim or litigation, will be approved by the Indemnified Party (whose approval will not unreasonably be withheld), and the Indemnified Party may participate in such defense at such Indemnified Party’s expense, and provided further that the failure of any Indemnified Party to give notice as provided herein will not relieve the Indemnifying Party of its obligations under this Agreement, except to the extent such failure is materially prejudicial to the Indemnifying Party in defending such claim or litigation, provided, however, that the Indemnified Parties shall each have the right to retain their own counsel with the fees and expenses of not more than one counsel for the Indemnified Parties as a group to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by an Indemnified Party, the representation by separate counsel of all the Indemnified Parties and the indemnifying party would be inappropriate due to actual or potential conflicting interests between any Indemnified Party and any other party represented by such counsel in such proceeding.  An Indemnifying Party will not be liable for any settlement of an action or claim effected without its written consent (which consent will not be unreasonably withheld).  No Indemnifying Party, in its defense of any such claim or litigation, will, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.  The indemnifying party shall keep each Indemnified Party apprised as to the status of the defense or any settlement negotiations with respect thereto.  No indemnifying party shall, without the prior written consent of an Indemnified Party, consent to entry of any judgment or enter into any settlement or other compromise which requires any admission of wrongdoing by such Indemnified Party or obligates or requires an Indemnified Party to take, or refrain from taking, any action.

(d)           If the indemnification provided for in this Section 6.5 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to therein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, will contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense as well as any other relevant equitable considerations.  The relative fault of the Indemnifying Party and of the Indemnified Party will be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

6.6          (a)  Genzyme agrees that, within one Business Day following receipt of any written notice from Isis specifically stating that there has occurred the happening of an event requiring the preparation of a supplement or amendment to a prospectus relating to Registrable Securities so that, as thereafter delivered to Genzyme, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, Genzyme will discontinue disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by Section 6.1 until its receipt of copies of the supplemented or amended prospectus from Isis and,

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if so directed in writing by Isis, Genzyme will deliver to Isis or destroy all copies, other than permanent file copies then in Genzyme’s possession, of the prospectus covering such Registrable Securities at the time of receipt of such notice.

(b)           Genzyme will be obligated to suspend, upon request of Isis pursuant to Section 6.6(a), any disposition of Registrable Securities pursuant to the Registration Statement and prospectus contemplated by Section 6.1 during no more than two periods of no more than 30 calendar days each during any 12-month period and only to the extent that Genzyme has received notice from Isis specifically stating that the Board has determined in good faith that the sale of Registrable Securities under the Registration Statement would be reasonably likely to cause a violation of the Securities Act or Exchange Act.

(c)           As a condition to the inclusion of its Registrable Securities, Genzyme will furnish to Isis such information regarding Genzyme and the distribution proposed by Genzyme as Isis may reasonably request in writing, including completing a Registration Statement questionnaire in customary form.

(d)           Genzyme hereby covenants with Isis (i) not to make any sale of the Registrable Securities without effectively causing any applicable prospectus delivery requirements under the Securities Act to be satisfied, and (ii) if such Registrable Securities are to be sold by any method or in any transaction other than on a national securities exchange, Nasdaq or in the over-the-counter market, in privately negotiated transactions, or in a combination of such methods, to notify Isis at least five Business Days prior to the date on which Genzyme first offers to sell any such Registrable Securities.

(e)           [Intentionally omitted]

(f)            Genzyme agrees not to take any action with respect to any distribution deemed to be made pursuant to such Registration Statement which would constitute a violation of Regulation M under the Exchange Act or any other applicable rule, regulation or law.

(g)           At the end of the Registration Period Genzyme will discontinue sales of shares pursuant to such Registration Statement upon receipt of notice from Isis of its intention to remove from registration the shares covered by such Registration Statement which remain unsold, and Genzyme will notify Isis of the number of shares registered which remain unsold within five Business Days after receipt of such notice from Isis.

6.7          The rights of Genzyme under any provision of this Section 6 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended by an instrument in writing signed by Genzyme.

SECTION 7.    GOVERNING LAW; MISCELLANEOUS.

7.1          Governing Law; Jurisdiction.  This Agreement will be governed by and interpreted in accordance with the laws of the State of Delaware without regard to the principles of conflict of laws.

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7.2          Counterparts; Signatures by Facsimile.  This Agreement may be executed in two counterparts, both of which are considered one and the same agreement and will become effective when the counterparts have been signed by each party and delivered to the other party hereto.  This Agreement, once executed by a party, may be delivered to the other party hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

7.3          Headings.  The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

7.4          Severability.  If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law.  Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

7.5          Entire Agreement; Amendments.  This Agreement (including any schedules and exhibits hereto) and the License and Research Agreement constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof.  There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein.  This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.  No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the party to be charged with enforcement.  Any amendment or waiver effected in accordance with this Section 7.5 will be binding upon Genzyme and Isis.

7.6          Notices.  All notices required or permitted hereunder will be in writing and will be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed email or facsimile if sent during normal business hours of the recipient, if not, then on the next Business Day, or (c) one Business Day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt.  The addresses for such communications are:

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If to Isis:	Isis Pharmaceuticals
1896 Rutherford Road
Carlsbad, CA 92008
Attn: COO
Facsimile: 760-603-2700

With a copy to:	ISIS GENERAL COUNSEL
Facsimile: 760-268-4922

If to Genzyme:	Genzyme Corporation
500 Kendall Street
Cambridge, MA 02142
Attn: General Counsel
Facsimile: 617-252-7600

7.7          Successors and Assigns.  This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns.  Isis will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Genzyme, and Genzyme will not assign this Agreement or any rights or obligations hereunder without the prior written consent of Isis; provided, however, that Genzyme may assign this Agreement together with all of the Shares it then owns (in accordance with the terms of Sections 3.5 and 3.6) to any wholly-owned subsidiary and any such assignee may assign the Agreement together with all of the Shares it then owns (in accordance with the terms of Sections 3.5 and 3.6) to Genzyme or any other subsidiary wholly-owned by Genzyme, in any such case, without such consent provided that the assignee agrees to assume Genzyme’s obligations under Appendix 2 of this Agreement.

7.8          Third Party Beneficiaries.  This Agreement is intended for the benefit of the parties hereto, their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

7.9          Further Assurances.  Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

7.10        No Strict Construction.  The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against a party.

7.11        Equitable Relief.  Isis recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to Genzyme. Isis therefore agrees that Genzyme are entitled to seek temporary and permanent injunctive relief in any such case. Genzyme also recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be

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inadequate relief to Isis.  Genzyme therefore agrees that Isis is entitled to seek temporary and permanent injunctive relief in any such case.

7.12        Survival of Representations and Warranties.  Notwithstanding any investigation made by a party to this Agreement, all representations and warranties made by Isis and Genzyme herein will survive for a period of one year following the date hereof.

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IN WITNESS WHEREOF, Genzyme and Isis have caused this Stock Purchase Agreement to be duly executed as of the date first above written.

GENZYME CORPORATION

By:	/s/ Earl M. Collier, Jr.

Its:	EVP

ISIS PHARMACEUTICALS, INC.

By:	/s/ B. Lynne Parshall

Its:	COO & CFO

APPENDIX 1

DEFINED TERMS

“Business Day” means a day Monday through Friday on which banks are generally open for business in the State of California.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Financial Statements” means the financial statements of Isis included in the SEC Documents.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets or financial condition of Isis, taken as a whole, or (b) the ability of Isis to perform its obligations pursuant to the transactions contemplated by this Agreement.

“Nasdaq” means The Nasdaq Global Market.

“Person” means any person, individual, corporation, limited liability company, partnership, trust or other nongovernmental entity or any governmental agency, court, authority or other body (whether foreign, federal, state, local or otherwise).

The terms “register,” “registered” and “registration” refer to the registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of the effectiveness of such registration statement.

“Registrable Securities” means the Shares; provided, however, that securities will only be treated as Registrable Securities if and only for so long as they (A) have not been disposed of pursuant to a registration statement declared effective by the SEC and (B) have not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Securities Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale.

“Registration Expenses” means all expenses incurred by Isis in complying with Section 6.1 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for Isis (but excluding the Selling Expenses).

“Rule 144” means Rule 144 promulgated under the Securities Act, or any successor rule.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

“Selling Expenses” means all selling commissions applicable to the sale of Registrable Securities and all fees and expenses of legal counsel for Genzyme.

“Trading Market” means Nasdaq or any national securities exchange, market or trading or quotation facility on which the Common Stock is then listed or quoted.

APPENDIX 2

STANDSTILL AND HOLDING REQUIREMENTS

1.             Restrictions.  Prior to the earlier of (a) the ten-year anniversary of the effective date of the License and Research Agreement or (b) the date on which Genzyme holds less than 2% of Isis’ outstanding Common Stock on an issued and outstanding basis without giving effect to any convertible securities, except as contemplated by this Stock Purchase Agreement, Genzyme and its Affiliates will not, directly or indirectly:

(i)            acquire, agree to acquire, or publicly offer to acquire beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of any Isis voting securities;

(ii)           participate in any “solicitation” of “proxies” to vote (as such terms are used in the proxy rules of the SEC promulgated pursuant to Section 14 of the Exchange Act) with respect to any Isis voting securities;

(iii)          form, join or in any way participate in a “group” within the meaning of Section 13(d)(3) of the Exchange Act with respect to any Isis voting securities;

(iv)          publicly propose any business combination, restructuring, recapitalization or similar transaction involving Isis or any of its subsidiaries; nominate any person as a director of Isis who is not nominated by the then incumbent directors or a committee thereof; or propose any matter to be voted upon by the stockholders of Isis that relates to a business combination, restructuring, recapitalization or similar transaction involving Isis;

(v)           bring any legal action contesting or otherwise challenge in a legal proceeding the validity of this Section 1 of Appendix 2; or

(vi)          enter into any agreement with a third party to do any of the actions prohibited under (i), (ii), (iii) (iv) or (v) above.

2.             Termination of Limitations.  The limitations provided in Section 1 of this Appendix 2 will terminate:

(a)                                  following the commencement by any Third Party of a tender or exchange offer seeking to acquire beneficial ownership of fifty percent (50%) or more of the outstanding shares of Isis Common Stock;

(b)                                 following the public announcement of the execution of an agreement which, if consummated, would result in either (i) the beneficial owners of Isis Common Stock beforehand owning less than 50% of the voting securities or voting power of the surviving company in the transaction or (ii) the sale of all or substantially all of the assets of Isis;

(c)                                  upon the filing of a preliminary or final proxy statement by any Third Party with respect to the commencement of a proxy or consent solicitation subject to Section 14 of the Exchange Act to elect or remove a majority of the directors of Isis;

(d)                                 upon the adoption of a plan of liquidation or dissolution with respect to Isis; or

(e)                                  upon written consent from Isis.

3.             Agreement to Hold Shares.  Genzyme agrees that it will hold and will not sell the Shares (or otherwise make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a sale of the Shares) until the earlier of (a) the 4-year anniversary of the effective date of the License and Research Agreement, (b) the first commercial sale of a Product under the License and Research Agreement or (c) termination or reversion of the product license granted to Genzyme under the License and Research Agreement (the “Holding Period”).  In addition, after the expiration of the Holding Period, Genzyme will not sell more than 500,000 Shares in any thirty (30) day period.

4.             Affiliate.  For the purposes of this Appendix 2, “Affiliate” of an entity means any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such first entity.  For purposes of this definition only, “control” (and, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the actual power to direct the management or policies of an entity, whether through the ownership of voting securities or by contract relating to voting rights or corporate governance.  In addition, Regulus Therapeutics, LLC will not be considered an Affiliate of Isis.

Exhibit B

Product Term Sheet

EXHIBIT B

Collaboration and License Agreement

Isis Pharmaceuticals and Genzyme

Product Term Sheet

January 7, 2008

Capitalized terms used but not defined in this Product Term Sheet are used with the meanings given to them in the License and Research Agreement.

Scope:

Genzyme will exclusively license the apoB program, for therapeutic purposes. Genzyme will be responsible for the continued development and commercialization of the Product, subject to profit sharing and milestone payments paid to Isis.

Isis Grants:	As described in License and Research Agreement.

Product	As described in License and Research Agreement.

Restrictions on Cross Use of Product and Non-Competition:	As described in License and Research Agreement.

Cross-License

Genzyme will grant Isis a first option to negotiate a license to practice any technology Genzyme discovers or develops as part of its program to develop or commercialize the Product that would be relevant to antisense therapeutics as a whole, including but not limited to manufacturing, formulation and delivery technologies, with appropriate consideration to be negotiated in good faith by the parties.

License Fee and Up-Front Payments:	Genzyme will pay to Isis an up-front, non-refundable, non-creditable license fee in the amount of US $175M payable as described in the License and Research Agreement.

Milestones:	Genzyme will pay Isis the following cash payments for the achievement of the following milestones of the Product by Genzyme or a sublicensee.

Mipomersen in familial hypercholesterolemia (FH):

	Event	Milestone
	U.S. NDA Filing	US$ [***]
	U.S. NDA Approval HoFH	US$ [***]
	U.S. NDA Approval HeFH	US$ [***]
	MAA Approval for FH	US$ [***]

Mipomersen in first non-FH indication:

	Event	Milestone
	U.S. NDA Approval	US$ [***]
	MAA Approval	US$ [***]
	JNDA Approval	US$ [***]

Follow-On Product:

	Event	Milestone
	Aggregate Milestones	US$ [***]
The parties will mutually agree on development and regulatory strategy and allocation of milestones based on various regulatory approvals.

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Sales milestones for annual sales of Products

	Event (must reach level for two consecutive years)	Milestone
	Achievement of US$ 3B in total annual sales	US$ [***]
	Achievement of US$ 4B in total annual sales	US$ [***]
	Achievement of US$ 5B in total annual sales	US$ [***]

Sales milestones are achieved one time only, regardless of Product.

Development and Commercialization Roles and Responsibilities:

Development Plan:

As part of the More Detailed Product Agreement, the parties will agree to a Development Plan for the Product. The Development Plan will include a detailed budget of development costs and will be managed by a Joint Development Committee (“JDC”) comprised of equal members from both Parties for the initial [***] years following the Effective Date [***]. The JDC will act by unanimous consent, with each party having a single vote. Disputes that cannot be resolved by the JDC will be referred initially to designated senior officers of Isis and Genzyme and then, if necessary, to mediation.

Roles and Responsibilities:

•      Isis will transfer to Genzyme all requested preclinical pharmacology and safety data, clinical data, and other information related to the Product.

•      Attachment B sets forth Isis’ recommendations regarding which trials in 2008 Isis will conduct, which trials Genzyme will conduct, and which trials Isis will transition to Genzyme over the first half of the year pursuant to a mutually agreed upon plan.

•      Except as otherwise determined by the JDC, Genzyme will conduct all clinical trials and all preclinical work initiated in 2009 and thereafter, and will be responsible for worldwide regulatory support for the Product including NDA preparation and submission.

•      Isis will fund the studies described as Isis-funded in Attachment B plus the first $75 million of the remaining external development expense for the Product (calculated beginning January 1, 2008) including, without limitation, clinical trial expense for the remaining studies in Attachment B (non Isis-funded) and future studies, toxicology (except for Isis-funded studies) and PK studies, API and drug product, (including packaging and distribution), SAB and DSMB expense, etc. Beginning when the initial $75 million in external development expense has been funded by Isis, all development costs (internal and external) except the costs for the studies described as Isis funded in Attachment B if such studies are still ongoing will be treated as Program Costs.

•      Genzyme will be responsible for all of Genzyme’s internal labor costs and for all Program Costs after the first $75 million of external expenditure funded by Isis until the Program achieves profitability (provided, however, that before the Program achieves profitability, Isis internal labor will not be reimbursed by Genzyme).

•      Except for the specific tasks assigned to Isis above, Genzyme (subject to JDC oversight) shall be responsible for all other aspects of the development and commercialization of the Product, the costs for which, except as otherwise described above, shall be deemed to be Program Costs.

•      Genzyme will provide to Isis, at Isis’ request, any and all data from clinical or preclinical studies with Product(s).

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“Program Costs” means all costs and expenses incurred by Genzyme or Isis in connection with the commercial manufacture, promotion and sale of the Product, including all royalties, milestones and license fees payable to third-parties (including those currently owed to [***] and [***]), the costs of all clinical trials  and preclinical studies, the costs to produce and maintain a CMC document to support product manufacturing including, without limitation, stability studies, and other validation activities, and costs associated with obtaining and maintaining regulatory approvals for the Product.  Program Costs specifically will not include the purchase price for the Shares, the license fee or milestones payable to Isis.  Program Costs will also not include the costs to prosecute and maintain Patents which will be dealt with as described later in this term sheet.  The Parties will agree on a chart of accounts to determine Program Costs relying in general on the principles attached as Attachment A.

Profit Sharing

In lieu of royalties on Product sales, the Parties will share the profits from sales of all Product beginning in any year in which such Product generates Net Profits.  The Parties will then divide Net Profits pursuant to an allocation as follows:

	For Annual Net Revenues	Genzyme Profit %
	$1 - <$200 M	70%
	[***]
	>$2 B	50%

	In any year in which Program Costs for such year exceed Net Revenue for such year, Genzyme’s share of Net Revenue will be 100% and Genzyme will be solely responsible for all Program Costs.

Notwithstanding the foregoing, in any year in which Net Profits are generated in an amount greater than or equal to [***] of Net Revenue, Isis’ share of Net Profits shall not fall below an amount equal to [***] of Net Revenue.

For the purposes of this Term Sheet, “Net Profit” for any calendar year in which Net Revenue exceeds Program Costs is defined as all Net Revenue derived from sales or license of Product in such year, minus all Program Costs borne by the parties during such year (which, for items that need to be mutually agreed to, are within a mutually agreed budget).  “Net Revenue” means the gross invoiced sales amount of Product billed by Genzyme and its affiliates for the sale of Product during the applicable year, minus standard deductions taken in accordance with standard allocation procedures and accounting methods or any revenue received by Genzyme in connection with the license of a Product or grant of any other rights to a product such as distribution rights.

Licensed Patents:	The Licensed Patents are defined in the License and Research Agreement.

Following the signing of the More Detailed Product Agreement, Isis will assign the Product-Specific Patents to Genzyme, and Genzyme will be responsible at its own expense for prosecuting and maintaining such patents and any future Product-Specific Patents. Isis will be responsible for all costs of prosecuting and maintaining Isis Core Technology Patents and the Isis Manufacturing and Analytical Patents.  Even though [***] is a Product-Specific Patent, Isis will not assign such [***] to Genzyme, but Genzyme will have the first right to prosecute, maintain and enforce the [***] at Genzyme’s expense.

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Joint Patent Review Meetings.

At least once a quarter, Isis and Genzyme patent professionals will meet to discuss prosecution strategy for the Licensed Patents in so far as relevant to maintaining the broadest coverage for the Products.

The patent professionals will also discuss any potential third party infringement of patents that might affect the Products, and any third party licenses that might be necessary or useful to maximize the value of the Products.  The expenses associated with any licensing or action to pursue an infringer that is mutually agreed between the Parties will be included in Program Costs. Similarly, any recoveries made by a Party in enforcing a Licensed Patent that is mutually agreed to be enforced will be included in Net Revenues.

Research Support	The parties will agree on a research program that may include, but is not limited to, the following research topics; [***]

Isis will fund research expenses, for these programs in [***].  Genzyme will fund the research expenses, for these programs in [***], and the cost of such research programs will not be included in Program Costs.

The nature and scope of this research program will be determined by JDC.

[***] Technology:

Without first obtaining Genzyme’s written consent (such consent not to be unreasonably withheld), Isis will not license to a Third Party any technology that (i) is specifically useful in [***], but is not broadly applicable to other [***], and (ii) was invented by Isis while performing the research or development plan funded by Genzyme under the Product License.

Safety Database:

Isis maintains a database that includes information regarding the tolerability of its drug compounds, individually and as a class, including information discovered during pre-clinical and clinical development (the “Isis Database”).  In an effort to maximize understanding of the safety profile and pharmacokinetics of Isis compounds, Genzyme will cooperate in connection with populating the Isis Database.  In accordance with Applicable Law and any applicable informed consents or other Third Party obligations, Genzyme will provide Isis with copies of toxicology, pharmacokinetic and serious adverse event final reports related to each Product plus any supporting data reasonably requested by Isis.

Term:	The term of the Product License will be perpetual subject to termination and reversion rights.

Reversion Rights:

Should Genzyme not advance the Product using commercially reasonable efforts or discontinue development or commercialization of the Product, then all rights to the Product will revert back to Isis (the “Reversion”), including a license to or reassignment of all patent claims and transfer of all data and regulatory filings controlled by Genzyme that are necessary to develop and commercialize the Product solely for such purpose.  The license will be sublicensable.

Notwithstanding the foregoing, in the event that the approved label for the Product [***] that are not currently anticipated by the parties, the parties will discuss in good faith the extent to which such [***] changes the [***] for the Product.

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In consideration for the Reversion, Genzyme would receive a royalty on Net Revenue.  Genzyme’s royalty would be (i) [***] of Net Revenue if the Reversion occurred prior to the approval of the Product in an FH indication, (ii) [***] of Net Revenue if the Reversion occurred prior to the approval of the Product for a non-FH indication, and (iii) [***] of Net Revenue if the Reversion occurred at the time of or after the approval of the Product for a non-FH indication.  Notwithstanding the foregoing in no event will the total royalty payable to Genzyme exceed the aggregate amount of Program Costs that Genzyme has contributed to the Product, with interest thereon at [***] per year, net of any amounts paid for by Isis or covered by Product Revenue.

Manufacture of Product

Isis will supply the API for the Product for the Phase 2 clinical trials at the cost that Isis calculates on an annual basis as its fully-burdened cost.  Further, Isis agrees to supply the Pivotal Trial and initial launch supply of API for the Product at its fully burdened cost, as calculate on an annual basis, which costs will be included in Program Costs and the calculation of Net Profit.  The parties will enter into a supply agreement for Isis’ supply of the API for the Product which will contain mutually agreeable terms and conditions.

The Parties anticipate that Genzyme will build manufacturing capability to manufacture API for commercial supply, however, Genzyme and Isis will mutually agree on the use of third parties to manufacture the Product.

Indemnity

Each Party will indemnify the other Party, from and against any third party claims to the extent occurring as a result of the negligence or willful misconduct of the indemnifying party; except to the extent such claims result from the gross negligence or willful misconduct of any party seeking indemnification.

Change of Control

In the event of a Change of Control of Isis, Genzyme shall have the right to (i) purchase Isis’ interest in the Product at the then-applicable fair market value (as determined by a mutually agreeable third party) and/or (ii) terminate (a) the participation of the successor to Isis in any ongoing research and development programs and Genzyme’s funding obligations associated therewith, and (b) the right of the successor to Isis to sit on the JDC or otherwise exercise any control over the development or commercialization of the apoB program.  In the event that Genzyme elects option (ii) above, such actions would not affect any of the economic rights that the successor to Isis would otherwise hold.

For the purposes of this Term Sheet, a Change of Control shall mean (a) the acquisition by any person or group of Control of Isis or (b) any direct or indirect sale, lease, exchange, or other transfer by Isis of substantially all of the assets to which this Term Sheet relate (but not including any financial factoring agreement).  Control means the ownership of, directly or indirectly, at least 50% of the shares of such equity entitled to vote on the election of directors.

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Attachment A
Definition of Program Costs

“Program Costs” means all costs and expenses incurred by Genzyme or Isis in connection with the development, manufacture, promotion and sale of the Product, including internal and external costs, as described in more detail below. All Program Costs will be based on each Party’s accounting records as maintained in accordance with U.S. GAAP consistently applied.

The following items will be excluded from Program Costs:

•                  the first $75 million of external development expenses that Isis will fund as described under “Development and Commercialization Roles and Responsibilities” in the term sheet

•                  the purchase price for the Shares, license fee or milestones payable to Isis

•                  the costs of the mutually agreed to research program described under “Research Support” in the term sheet

•                  the costs to prosecute and maintain Patents

•                  costs associated with stock-based compensation expenses or other pro forma adjustments to either Party’s GAAP financials

•                  Isis’ internal costs for any year in which Program Costs exceed Net Program Revenues (to the extent of such excess).

Program Costs are grouped into the categories described below. Each of the categories below includes both internal and external costs unless specifically stated otherwise. The calculation for internal costs is described in the section titled “Internal Costs”. In addition, each category includes the allocation of indirect costs as described in the section titled “Indirect Costs”. The following is a brief explanation of each of these categories.

Indirect Costs

Indirect costs are the costs for facilities, utilities, insurance, facility and equipment depreciation/amortization and other fixed costs directly related to the conduct of the activities described in each of the categories below and allocated based upon the proportion of such costs directly attributable to the performance of the activities described under each category below or by such other cost allocation method as may be mutually agreed to by the Parties.

Internal Costs

Internal costs consist of the base salary plus a factor for reasonable and customary employee benefits and payroll taxes for those employees directly responsible for performing the activities described in each of the categories below. In the case of commissioned sales personnel performing activities under Sales and Marketing expenses below, internal costs will include the commissions paid to such personnel.

Cost of Goods Sold (COGS)

COGS consists of those standard manufacturing costs routinely included in COGS as defined by U.S. GAAP, including the cost of raw materials, manufacturing labor and related manufacturing overhead. COGS also includes manufacturing variances typically included in COGS under U.S. GAAP. Additionally, COGS includes costs, such as royalties, milestones and license fees, paid to third parties including those currently owed to [***] and [***]. In calculating COGS, the Parties shall use the same assumptions, allocations and calculations as each uses in preparing its publicly reported financial statements and shall allocate to cost categories in a manner consistent across all pharmaceutical product lines without discrimination against Isis products versus Genzyme and its Affiliates’ internal products or other products licensed from Third Parties. Notwithstanding the foregoing, COGS does not include costs that are applicable to manufacturing buildings, space or equipment that will not be used to support the manufacturing process during the Firm Order period or that are projected to be underutilized in the manufacturing process due to lower planned capacity versus normal plant capacity. Additionally, COGS does not include the cost of worn-out facilities or equipment, previously used in manufacturing but no longer in operation, or the cost of scrapping and abandoning such assets. Expense items related to the manufacturing operations that are of a non-recurring nature such as equipment or facility design changes, alterations, disassembly, moving, reinstallation and reassembly of machinery and equipment will be included in the cost of capital projects and amortized into COGS according to the Parties amortization practices under U.S. GAAP. Further, the Parties anticipate that Genzyme will build manufacturing capability to manufacture API for commercial supply.  If Genzyme does not do so, and a third party is required to manufacture API the portions of API cost reasonably calculated to represent profit and amortization of facility and equipment will not be included in Program Costs. To the extent that Isis manufactures API for the initial launch of the Product, COGS will be Isis’ fully burdened cost, as calculated on an annual basis and described in the term sheet under “Manufacture of Product”.

Sales & Marketing Expenses (S&M)

S&M expenses include costs necessary to market, distribute and sell the Product. This category includes costs such as those for advertising, marketing collateral, samples, promotional materials, distributor fees, contract sales organization payments, field marketing programs, market research, outside educational programs, printing, publishing, speaker programs, medical education programs, trade shows and exhibits, sales training meetings and seminars, reasonable travel and entertainment costs, translations, reimbursement services, reasonable patient support services, website development and maintenance, call center costs, toll-free phone costs and product liability insurance costs.

Development Expenses

Development expenses include the costs of all clinical trials and preclinical studies, including post-marketing trials, as detailed in the budget attached to the Development Plan. The types of expenses included in this category are investigator grants, laboratory services, clinical PK assays, CRO services and pass-throughs, costs for packaging, distribution and reconciliation (including labels and translations, inventory control, IVRS, off-site storage and destruction), data management (including EDC), clinical study reports, drug costs (API & DP), investigator meetings, monitoring, SAB costs, DSMB costs, key opinion leader costs, program specific travel, metabolomics assays, courier services and clinical trial liability insurance costs. Development expenses include Quality Assurance costs for auditing clinical trial activities and preclinical studies support (report reviews and CMC review). To the extent that Isis manufactures API for clinical trials or preclinical studies of the Product, the cost of the API will be Isis’ fully burdened cost, as calculated on an annual basis and described in the term sheet under “Manufacture of Product”.

Regulatory Expenses

Regulatory expenses include those costs associated with obtaining and maintaining regulatory approvals for the Product. They include costs such as regulatory consulting, filing fees, eCTD costs and other publishing costs. They also include costs associated with safety reporting and pharmacovigilance.

Non-COGS Manufacturing Expenses (Non-COGS Mfg)

Non-COGS manufacturing expenses include costs such as those for ongoing stability testing, drug substance and drug product registration stability testing, transfer of API and drug product release and in-process methods, validation of analytical methods, regulatory support and photostability testing. Additionally, this category includes costs incurred for NDA supporting studies such as pH rate profile, pH solubility profile, freeze and thaw stability, terminal sterilization and shipping studies. Non-COGS manufacturing expenses also include process justification work for API and DP to support regulatory filings, costs associated with writing development history documents, costs incurred to add additional supply chain vendors as demands increase and tech transfer for API and drug product to Genzyme. Non-COGS manufacturing costs also include any other costs necessary to produce and maintain a CMC document to support product manufacturing.

Other Expenses

Other expenses include costs such as those associated with licensing or actions to pursue an infringer that are mutually agreed to by the Parties. Program Costs will not include the costs to prosecute and maintain Patents. To the extent that there are royalties, milestones and/or license fees owed to third parties that cannot be included in COGS under U.S. GAAP, they will be included in Program Costs within this category. This category would also include foreign currency gains/losses. This category also includes costs specifically identifiable to the Product, which do not fit in any other category.

Attachment B

[***]

Exhibit C

Research Term Sheet

CONFIDENTIAL

EXHIBIT C

Research Term Sheet

Isis Pharmaceuticals and Genzyme

January 7, 2008

This term sheet outlines principal business terms for an agreement (the “Research Option Agreement”) between Isis and Genzyme whereby Genzyme will be granted the option to license certain Isis drugs. Genzyme will have the exclusive right to license drugs that become Development Candidates in Isis’ neuro-degenerative and rare disease programs for the next two years.

Capitalized terms used but not defined in this Research Term Sheet are used with the meanings given to them in the License and Research Agreement.

Overview of Isis-Genzyme Research Relationship:

•                  Isis has or will establish research programs in the Exclusive Therapeutic Areas which are described in the attached Exclusive Research Program description.  During the Research Period, Isis will continue these programs for the purpose of discovery of Compounds suitable for development and commercialization for human therapeutic uses.

•                  Genzyme will have the right to recommend specific targets for the Exclusive Research Programs and to contribute to the research strategy as appropriate.  In addition, Genzyme will provide Isis access to certain animal models for use in Exclusive Therapeutic Areas. The Exclusive Research Program will be reviewed every [***] months on a formal basis with Genzyme and it is anticipated that it will be discussed on an informal basis more frequently.

•                  For a [***] period from the Effective Date of the License and Research Agreement, Genzyme will have the option to fund development of any Development Candidate arising out of the Exclusive Research Programs and to license any such Funded Development Candidates after clinical proof-of-concept study(ies) have been completed. Terms for any such licenses will be negotiated in good faith using the basic principles articulated in this term sheet. After licensing a Funded Development Candidate, Genzyme will be solely responsible for the further development and commercialization worldwide.

•                  Isis currently has two advanced programs in neuro-degenerative disease for [***] and [***]. Genzyme’s decision to fund each of these programs will be deferred to the time the current funding is exhausted (end of initial Phase 1 clinical study for [***] and completion of IND supporting toxicology studies for [***] [***]) and any licenses for such programs will reflect the advanced status of these programs and the independent funding thereof.

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•                  At the end of the Research Period , Genzyme will have the right, but not the obligation, to extend the Research Period for up to three years by agreeing to fund a continued Exclusive Research Program agreed upon by both parties at Isis’ fully burdened cost.

Joint Research Committee

•                  A joint research committee will be formed to meet on a regular basis to review the work conducted in the Exclusive Research Program.

Exclusive Research Programs:

•                  Isis will conduct the Exclusive Research Program at Isis’ expenseduring the Research Period which will include activities up to the designation of a Development Candidate (a Compound ready for the initiation of IND-supporting studies for all programs except [***] and [***] [***] which now include activities that are currently covered by outside funding).

•                  At the time Development Candidate status is attained, Genzyme will have [***] to determine if it would like to advance this Development Candidate forward through clinical proof-of-concept trials. If Genzyme determines that it wants to advance the Development Candidate, it will fund all development work through clinical proof-of-concept (criteria to be mutually defined by Isis and Genzyme prior to initiation of development work), unless otherwise agreed upon by the Parties.  These development activities may be conducted by Genzyme or Genzyme may contract with Isis to conduct the work at Isis’ fully-burdened cost. After achievement of the pre-determined clinical proof-of-concept, Genzyme will have [***] to determine if it would like to exercise its option to license the Funded Development Candidate.

•                  The terms for any license will be negotiated in good faith at whatever time Genzyme requests which can be as early as the funding decision at Development Candidate status.  Any Compound that either reaches Development Candidate status and Genzyme decides not to fund or that reaches clinical proof-of-concept and Genzyme does not license, will belong to Isis with no further obligations to Genzyme.  The scope of any such license would be similar to the scope of the Product License for mipomersen, including the components of the licensed intellectual property.

•                  The research relationship is focused on delineated Exclusive Therapeutic Areas.  Nevertheless, Genzyme’s license to any drugs arising there from will not be limited to the Exclusive Therapeutic Areas.  Similarly Isis and its partners conduct research programs which, during any period of Genzyme’s exclusivity under the terms of this agreement will not be directed to the Genzyme Exclusive Therapeutic Areas but drugs arising out of those programs may similarly be developed and commercialized for any indication.

•                  As part of the Exclusive Research Program, the [***] Isis development program is being included in the neuro-degenerative disease area. It should be noted that the advanced stage of this program will require Genzyme to make a decision as to whether to fund

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early clinical development so as to fit in the option process described above and that any licensing terms will take into account the advanced stage of the drug and Isis’ funding thereof.

•                  Similarly, Isis will be including its [***] program into the Exclusive Research Program. The advanced stage of this program will require Genzyme to make a development funding decision prior to initiation of Phase 1 studies.

Exclusive License:

•                  Unless otherwise agreed upon by the Parties, upon granting of a license to any Funded Development Candidate that Genzyme has an option to license, Genzyme will be solely responsible, including responsibility for all funding, resourcing and decision-making, all further clinical development, manufacturing (with Isis providing the initial clinical supply), regulatory and commercialization activities for Licensed Compounds and Licensed Products.  Upon request by Genzyme, Isis would provide consulting and technical support relating to the Licensed Compounds and Licensed Products.

(i)             Manufacturing

•                  Genzyme will have the option to manufacture Licensed Compounds and Licensed Products; At Genzyme’s request, Isis will manufacture and sell to Genzyme pre-clinical and clinical API for each Funded Development Candidate through clinical proof-of-concept trial at the standard rate and upon standard terms Isis charges its other partners, which represents a good faith estimate of fully-burdened cost determined annually. Genzyme will be responsible for DP manufacturing.

•                  In the case where Isis is unable or for any reason otherwise fails to supply API to Genzyme, upon written request by Genzyme, Isis shall transfer to Genzyme all documentation and information, and permit Genzyme to reference and use any regulatory filings, and otherwise fully cooperate with Genzyme to enable Genzyme to make or have made API for use by Genzyme.

Intellectual Property

•                  Following license of a Compound to Genzyme, Isis will assign to Genzyme all Isis Product Specific Patents relating to Licensed Products and their gene targets.  Isis will be responsible for filing and prosecuting all Core Technology Patents and any other patents owned or controlled by Isis.

•                  Isis will agree to consult with Genzyme on prosecution and filing decisions after Genzyme opts to fund work following Development Candidate status on patents relating to such Development Candidate.

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•                  The Parties will cooperate to obtain new licenses under any third party patents that are necessary for the development, manufacture and commercialization of the Licensed Product.

•                  Inventions conceived solely by Isis shall be documented, processed and owned by Isis.

•                  Inventions conceived solely by Genzyme shall be documented, processed and owned by Genzyme.

•                  Inventions conceived jointly, as deemed by the U.S. laws of inventorship, by Genzyme and Isis shall be documented, processed and owned equally by both organization.

•                 In the event that a third party is interested in licensing an invention that was developed jointly under this agreement and is applicable only in the Exclusive Therapeutic Area, both Genzyme and Isis must agree to the terms of the license.

Certain Definitions:

“Compound” means any oligonucleotide acting by [***] that arises from the Exclusive Research Program during the Research Period.

“Development Candidate” means any Compound that has been deemed by Isis ready to start IND-enabling toxicology studies in accordance with its standard process.

“Effective Date” has the meaning given to it in the License and Research Agreement.

“Exclusive Therapeutic Area” means the therapeutic areas of neuro-degenerative and certain rare diseases to be mutually agreed upon by the Parties.

“Exclusive Research Program” means the research program being performed by Isis pursuant to the Research Plan to identify Development Candidates in the Genzyme Exclusive Therapeutic Areas.

“Funded Development Candidate” means any Development Candidate that has been funded by Genzyme for preclinical toxicology and early clinical studies.

“Research Period” means the two year period in which Isis will conduct the Exclusive Research Program.

4

Genzyme-Isis Drug Discovery Exclusive Research Program Description

January 7, 2008

[***]

1

Exhibit D

Disclosure Schedule

[***]

2